UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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LODGIAN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326

          , 2009

To Our Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders to be held on Wednesday, April 29, 2009, at 9:00 a.m., Central Time, at the Wyndham-DFW Airport North, 4441 W. John Carpenter Freeway, Irving, Texas, 75063.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon. Also included in the mailing is a copy of our 2008 Annual Report to Stockholders.

Sincerely yours,

Peter T. Cyrus
Interim President and Chief Executive Officer

LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2009

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Lodgian, Inc. will be held at 9:00 a.m., Central Time, on Wednesday, April 29, 2009, at the Wyndham-DFW Airport North, 4441 W. John Carpenter Freeway, Irving, Texas 75063, for the following purposes:

1. To elect as directors the eight nominees named in this proxy statement, each to serve until the 2010 annual meeting of stockholders;

2. To amend our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at one of the following ratios, as selected by the Board of Directors: 1-for-5, 1-for-5 1/2, 1-for-6, 1-for-6 1/2, 1-for-7, 1-for-7 1/2, 1-for-8, 1-for-8 1/2, 1-for-9, 1-for-9 1/2 or 1-for-10;

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4. To consider and act upon such other business as may properly come before the annual meeting.

The Board of Directors has fixed the close of business on March 12, 2009 as the record date for the determination of stockholders entitled to notice of and to vote on any matters which may properly come before the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, you are requested to vote, sign, date and return the accompanying proxy as soon as possible. If you are planning to attend the annual meeting, please notify the corporate secretary.

By order of the Board of Directors,

Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

          , 2009
Atlanta, Georgia

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PRE-PAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

References in this proxy statement to “Lodgian,” “we,” “us,” “our,” “our Company” and the “Company” refer to Lodgian, Inc. and, unless the context otherwise requires or otherwise as expressly stated, our subsidiaries.

i

LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326

PROXY STATEMENT

Our Board of Directors is soliciting your proxy in connection with our 2009 annual meeting of stockholders, which will be held on Wednesday, April 29, 2009, commencing at 9:00 a.m., Central Time, at the Wyndham-DFW Airport, 4441 W. John Carpenter Freeway, Irving, Texas, 75063, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are entitled and encouraged to attend the annual meeting in person. This proxy statement and the accompanying proxy card are being mailed to the holders of our common stock on or about          , 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 29, 2009

The proxy statement and annual report to security holders are available at http://proxy.lodgian.com

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because, as of the record date, you own shares of common stock of Lodgian, Inc. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on the proposals so that you can make an informed decision.

When you sign the proxy card, you appoint Peter T. Cyrus and Daniel E. Ellis as your proxies to vote your shares of common stock at the annual meeting and at all adjournments or postponements of the meeting. All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given. Other than the proposals described in this proxy statement, we do not know of any other matters that will be considered at the annual meeting. However, in the event that any other business properly comes before the annual meeting, the proxies will vote all shares represented by properly executed proxy cards in their discretion.

What am I voting on?

You are being asked to vote on the following proposals:

Proposal 1:	To elect as directors the eight nominees named in this proxy statement, each to serve until the 2010 annual meeting of stockholders;

Proposal 2:	To amend our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of our common stock at one of the following ratios, as selected by the Board of Directors: 1-for-5, 1-for-5 1/2, 1-for-6, 1-for-6 1/2, 1-for-7, 1-for-7 1/2, 1-for-8, 1-for-8 1/2, 1-for-9, 1-for-9 1/2 or 1-for-10 (the “Reverse Stock Split”); and

Proposal 3:	To ratify the appointment of Deloitte & Touche, LLP as our independent public accounting firm for the fiscal year ending December 31, 2009.

Who is entitled to vote?

Our Board of Directors has fixed the close of business on March 12, 2009, as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting. As of the record date of March 12, 2009, there were           shares of our common stock issued and outstanding that were held by approximately            stockholders of record. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

How many shares must be represented to have a quorum?

The holders of a majority of the total shares of our common stock outstanding on the record date, whether present at the annual meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. The shares held by each stockholder who signs and returns the enclosed form of proxy card will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the stockholder abstains on all matters or any matter to be acted on at the meeting. Abstentions and broker non-votes both are counted toward fulfillment of quorum requirements. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

How many votes are required to approve the proposals?

With regard to the election of directors (Proposal 1), the eight nominees receiving the highest number of common stock votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast. The amendment to our Certificate of Incorporation to effect the Reverse Stock Split (Proposal 2) must receive the affirmative vote of a majority of shares of our outstanding common stock to be approved. Finally, the affirmative vote of a majority of the total number of shares of common stock represented in person or by proxy at the annual meeting and entitled to vote is needed to approve the ratification of the appointment of independent auditors (Proposal 3).

With respect to the election of directors (Proposal 1), you have the opportunity to vote FOR any or all of the director nominees or WITHHOLD your vote as to any or all of the nominees. Because directors are elected by a plurality of the votes cast, a WITHHELD vote will have no impact in an uncontested election. With respect to the amendment to our Certificate of Incorporation to effect the Reverse Stock Split (Proposal 2) and the ratification of the appointment of independent auditors (Proposal 3), you have the opportunity to vote FOR, AGAINST or ABSTAIN. As a result, withheld votes and abstentions will have the following effects on the outcome of each of the proposals to be considered at the annual meeting:

•	With respect to Proposal 1, withheld votes will have no impact on the outcome of the vote; because this year’s election is uncontested, and a director who receives any votes will be elected;

•	With respect to Proposal 2, abstentions will have the same effect as a vote AGAINST the proposal, because passage of Proposal 2 requires the affirmative vote of a majority of shares of our outstanding common stock; and

•	With respect to Proposal 3, abstentions will have the same effect as a vote AGAINST the proposal, because passage of Proposal 3 requires the affirmative vote of a majority of the votes present at the meeting.

What if I return my proxy card but do not provide voting instructions?

If you sign and return your proxy card, but do not include instructions, your proxy will be voted FOR the election of each nominee for director identified in Proposal 1 and FOR Proposals 2 and 3. Additionally, your proxy will be voted in the discretion of the proxies with respect to any other business that properly comes before the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with brokers or other nominees. Please sign and return all proxy cards to ensure that all your shares are voted. You may wish to consolidate your transfer agent or brokerage accounts under the same name and address, if possible, for better customer service.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	Delivering written notice to our corporate secretary at 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326, prior to the annual meeting;

•	Signing and delivering a later-dated proxy to our corporate secretary at 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326;

•	Authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy is counted); or

•	Voting in person at the meeting.

Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

Will my shares be voted if I do not sign and return my proxy card?

If you are a stockholder of record, meaning that your shares are registered in your name, and you do not vote by signing and returning your proxy card or otherwise vote by telephone, through the Internet or in person at the annual meeting, then your shares will not be voted. If your shares are held in “street name” (through a bank, broker or other nominee), your bank, brokerage firm or other nominee may vote your shares under certain circumstances. These circumstances include “routine” matters, such as the election of directors (Proposal 1), the amendment to the Certificate of Incorporation to effect the Reverse Stock Split (Proposal 2) and the ratification of the appointment of the independent registered public accounting firm (Proposal 3).

What happens if the annual meeting is postponed or adjourned?

If the annual meeting is postponed or adjourned for any reason, including to permit the further solicitation of proxies, at any subsequent reconvening of the meeting all proxies will be voted in the same manner as they would have been voted at the original annual meeting. However, as described above, you may revoke your proxy and change your vote at any time before the reconvened meeting.

How do I vote?

You may vote by mail.  You may vote by signing your proxy card and mailing it in the enclosed, prepaid and self-addressed envelope.

By Telephone and Internet Proxy.  All stockholders of record also can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or through the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

You may vote in person at the meeting.  Written ballots will be passed out to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a legal proxy from your bank, broker or nominee, and you must present the legal proxy to vote in person at the meeting.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated below, the following table sets forth certain information regarding ownership of our common stock as of March 2, 2009, by (i) each person known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) each director and nominee for the Board of Directors, (iii) each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K), and (iv) all directors and executive officers as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

	Common Stock Beneficially Owned
	Number of	Percentage of
Name	Shares(1)	Class(1)

Key Colony Fund, LP(2)	3,035,353	14.0
Oaktree Capital Management, LP(3)	2,788,864	12.9
United Capital Corp.(4)	2,129,798	9.8
Donald Smith & Co., Inc.(5)	2,052,072	9.5
Dimensional Fund Advisors, LP(6)	2,049,734	9.4
BRE/HY Funding LLC(7)	1,326,909	6.1
Barclays Global Investors, NA(8)	1,159,590	5.3
W. Blair Allen(9)	46,500	*
John W. Allison(10)	68,100	*
Stewart J. Brown(11)	30,466	*
Donna B. Cohen(12)	28,285	*
Peter T. Cyrus	6,200	*
Daniel E. Ellis(13)	128,006	*
Paul J. Garity(14)	8,000	*
Michael J. Grondahl(2)	3,035,353	14.0
Joseph F. Kelly(15)	21,878	*
Alex R. Lieblong(2)	3,035,353	14.0
James A. MacLennan	84,620	*
James R. McGrath(16)	1,333	*
Mark S. Oei(3)	2,788,864	12.9
Edward J. Rohling(17)	11,202	*
All directors, nominees and executive officers as a group (14 persons) (18)	6,258,807	28.9

*	Less than one percent.

(1)	Ownership percentages are based on 21,690,330 shares of common stock outstanding as of March 2, 2009. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares and includes any security that such person or persons has or have the right to acquire within 60 days of March 2, 2009. Unless otherwise indicated, the address for each person listed in the table is our principal office.

(2)	Based solely on information obtained from Form 4s of Key Colony Fund, LP, Alex R. Lieblong and Michael J. Grondahl filed with the SEC on January 5, 2009, February 17, 2009 and February 17, 2009, respectively. The shares of common stock include 3,004,853 shares owned by Key Colony Fund, LP, 8,500 shares owned by Lieblong & Associates, Inc., 9,000 shares held directly by Alex R. Lieblong and 13,000 shares owned directly by Michael J. Grondahl. Key Colony Management, LLC, Lieblong & Associates, Inc., Alex R. Lieblong and Michael J. Grondahl are affiliated with Key Colony Fund, LP but disclaim beneficial ownership of any shares not directly owned. Mr. Lieblong and Mr. Grondahl are directors of Lodgian. The business address for Key Colony Fund, LP, Alex R. Lieblong and Michael J. Grondahl is 10825 Financial Centre Parkway, Suite 100, Little Rock, AR 72211.

(3)	Based solely on information provided to us by Oaktree Capital Management, LP as of February 25, 2009. The shares of common stock include 2,512,726 shares owned by OCM Real Estate Opportunities Fund II, L.P. (“OCM Fund II”), 267,855 shares owned by OCM Real Estate Opportunities Fund III, L.P. (“OCM Fund III”) and 8,283 shares owned by OCM Real Estate Opportunities Fund IIIA, L.P. (“OCM Fund IIIA”). Oaktree is (x) the general partner of OCM Fund II and (y) the managing member of OCM Real Estate Opportunities Fund III GP, LLC, which is the general partner of OCM Fund III and OCM Fund IIIA. Accordingly, Oaktree may be deemed to beneficially own the shares of common stock owned by OCM Fund II, OCM Fund III and OCM Fund IIIA. Oaktree disclaims any such beneficial ownership. Mr. Oei is a Managing Director of Oaktree Capital Management, LP. The business address for Oaktree and Mr. Oei is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(4)	Based solely on information obtained from a Schedule 13D filed with the SEC on January 22, 2009. The business address of United Capital Corp. is 9 Park Place, Great Neck, NY 11021.

(5)	Based solely on information obtained from a Schedule 13G filed with the SEC on February 11, 2009. The business address of Donald Smith & Co., Inc. is 152 W. 57th Street, 22nd Floor, New York, NY 10019.

(6)	Based solely on information obtained from a Schedule 13G/A filed with the SEC on February 9, 2009. The business address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(7)	Based solely on information obtained from a Schedule 13D/A filed with the SEC on June 29, 2004. The business address of BRE/HY Funding LLC is 345 Park Avenue, 31st Floor, New York, NY 10154.

(8)	Based solely on information obtained from a Schedule 13G filed with the SEC on February 5, 2009. The business address of Barclays Global Investors, NA is 400 Howard Street, San Francisco, CA 94105.

(9)	Mr. Allen’s business address is P.O. Box 29, Little Rock, AR 72203.

(10)	Mr. Allison’s business address is P.O. Box 1089, Little Rock, AR 72033.

(11)	This number includes 6,666 shares subject to exercisable options held by Mr. Brown. Mr. Brown’s business address is c/o Booz Allen Hamilton, 8251 Greensboro Drive, McLean, VA 22101.

(12)	This number includes 5,000 shares subject to exercisable options held by Ms. Cohen.

(13)	This number includes 13 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32 per share and 63,333 shares subject to exercisable options.

(14)	Mr. Garity’s business address is Real Estate Consulting Solutions, Inc., 880 Apollo Street, El Segundo, CA 90245.

(15)	This number includes 27 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32 per share and 3,333 shares subject to exercisable options.

(16)	Mr. McGrath, our former Vice President of Hotel Operations, resigned his position on November 13, 2008.

(17)	Mr. Rohling, our former President and Chief Executive Officer, resigned his position on January 29, 2008. The number of shares set forth in the table represents the number of shares held of record by Mr. Rohling as reported by our transfer agent as of March 2, 2009. Mr. Rohling may beneficially own additional shares, the total amount of which we are unable to determine. We are also unable to report the status of Mr. Rohling’s dispositive or voting control over these shares.

(18)	This number includes 40 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32 per share and 78,332 shares of common stock subject to exercisable options. The share holdings of Messrs. McGrath and Rohling listed above are included in this total.

PROPOSAL 1
ELECTION OF DIRECTORS

Our bylaws provide that our Board of Directors will consist of not less than six members, the exact number to be determined by resolution adopted by the affirmative vote of a majority of all directors of Lodgian. The number of directors is currently set at eight. Directors are elected for a one-year term and hold office until the next annual meeting of stockholders or until their successors are elected and qualified. The directors are elected by plurality vote which means that the eight director nominees receiving the highest number of affirmative votes at the annual meeting shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no impact in an uncontested election.

W. Blair Allen, John W. Allison, Stewart J. Brown, Peter T. Cyrus, Paul J. Garity, Michael J. Grondahl, Alex R. Lieblong and Mark S. Oei, have been nominated for election to the Board of Directors to hold office until the 2010 annual meeting of stockholders or until a successor has been duly elected and qualified. Each of these nominees has consented to be named as a nominee and to serve as a director if elected. Should a nominee be unable or unwilling to serve as a director, the enclosed proxy will be voted for such other person or persons as the Board of Directors may recommend. Management does not anticipate that such an event will occur.

The Board of Directors recommends a vote FOR each named nominee.

Information About the Nominees, Directors and Executive Officers

The table below sets forth the names and ages (as of March 20, 2009) of each of the eight nominees for election as directors and our other executive officers, as well as the positions and offices currently held by such persons with the Company. A summary of the background and experience of each of these individuals is set forth after the table.

Name	Age	Position

W. Blair Allen(1)	39	Director
John W. Allison	62	Director
Stewart J. Brown(2)(3)(4)	61	Director
Peter T. Cyrus(1)	63	Director, Interim President and Chief Executive Officer
Paul J. Garity(3)	56	Director
Michael J. Grondahl(2)(3)	40	Director
Alex R. Lieblong(1)(4)	58	Director
Mark S. Oei(1)(2)(4)	40	Director

Other Executive Officers:

James A. MacLennan	49	Executive Vice President and Chief Financial Officer
Daniel E. Ellis	40	Senior Vice President, General Counsel and Secretary
Donna B. Cohen	37	Vice President and Controller
Joseph F. Kelly	52	Vice President of Hotel Operations

(1)	Member of the Executive Committee

(2)	Member of the Compensation Committee

(3)	Member of the Audit Committee

(4)	Member of the Nominating Committee

Directors whose terms expire in 2009 who are nominated for re-election as directors

W. Blair Allen, 39, has been a director of Lodgian since January 2008 and is a member of the Executive Committee. Mr. Allen also has been the President of Robert M. Goff & Associates, a real estate development and management company in Little Rock, Arkansas with an emphasis on the hospitality industry, since 2004.

Prior to his service as president, he served as Chief Financial Officer of Robert M. Goff & Associates from 1996 until 2004. Mr. Allen holds a Bachelor of Arts degree from Washington & Lee University and received his MBA from the University of Arkansas. Mr. Allen is on the Board of Directors of Centennial Bank, a local private bank based in Little Rock, Arkansas.

John W. Allison, 62, is the founder of Home BancShares, a banking service provider, and has been its Chairman since 1998. He also serves on the Asset Quality Committee and Asset/Liability Committee of Home BancShares. Mr. Allison has more than 24 years of banking experience, including service as Chairman of First National Bank of Conway from 1983 until 1998, and as a director of First Commercial Corporation from 1985 (when First Commercial acquired First National Bank of Conway) until 1998. At various times during his tenure on First Commercial’s Board, Mr. Allison served as the Chairman of its Executive Committee and as Chairman of its Asset Quality Committee. Prior to the sale of First Commercial to Regions Financial Corporation in 1998, First Commercial was a publicly traded company and the largest bank holding company headquartered in Arkansas, with approximately $7.3 billion in assets.

Stewart J. Brown, 61, has been a director of Lodgian since November 2002 and is a member of the Compensation, Nominating and Audit Committees. Since December 2002, he has been serving as a consultant with Booz Allen Hamilton, a global strategy and technology consulting firm. He was recalled to active duty as a Colonel in the United States Army on September 11, 2001 and served as Chief of the Crisis Action Team in the Army Operation Center at the Pentagon until he joined Booz Allen Hamilton in December 2002. COL Brown was commissioned in 1970 in the US Army Reserve and served in a variety of command and staff positions including as Director of Training and Education for the Army’s Strategic Management System. In his civilian life, Mr. Brown was involved in the commercial real estate business as a lender, portfolio manager, remedial real estate specialist and consultant. Mr. Brown has held senior executive positions with both private and public corporations including Citibank and has extensive experience in strategic and tactical planning, operational implementation, crisis management and turnaround situations. Mr. Brown is a graduate of the University of California with a BS in Economics and a BA in Political Science and received his MBA from New York University.

Peter T. Cyrus, 63, has been a director of Lodgian since April 2007 and is a member of the Executive Committee. Mr. Cyrus has been our Interim President and Chief Executive Officer since January 29, 2008. Mr. Cyrus also has been a co-owner of Montclair Hotel Investors, Inc., a hotel investment and management company based in suburban Chicago, since 1995. Previously, he was a Senior Vice President of Lazard Freres & Company, where he directed the Real Estate Group’s Chicago office and also headed the firm’s Hospitality Group on a world-wide basis. In preparation for his real estate career, Mr. Cyrus studied business administration at the University of Arizona and John Carroll University. Mr. Cyrus has been a senior member of the Urban Land Institute since 1978. He holds the designation of Certified Review Appraiser (CRA) from the National Association of Review Appraisers.

Paul J. Garity, 56, has been a director of Lodgian since April 2007 and is a member of the Audit Committee. Mr. Garity has been President of Real Estate Consulting Solutions, Inc., a company he established to provide consulting services to corporate real estate departments of Fortune 200 companies, and an Executive Director of REH Capital Partners, LLC, a consulting and transaction advisory firm specializing in hotels and resorts, for over five years. Previously, he was with the Real Estate and Hospitality Consulting Practice at Peat Marwick Mitchell, KPMG, KPMG Consulting and later Bearing Point (all successor firms to Peat Marwick) in Los Angeles for 22 years, where he was responsible for the Western Region practice after becoming a principal in 1984. Mr. Garity received his MBA from the Amos Tuck School of Business at Dartmouth College and a bachelor of business administration degree from the University of Massachusetts.

Michael J. Grondahl, 40, has been a director of Lodgian since April 2007 and is a member of the Compensation and Audit Committees. Mr. Grondahl has been a partner and analyst with Key Colony Fund, a hedge fund in Little Rock, Arkansas, since April 2005. Prior to joining Key Colony Fund, Mr. Grondahl was a partner and analyst at RedSky Partners, a hedge fund firm in Minneapolis, Minnesota. Before joining RedSky Partners, Mr. Grondahl was a principal at US Bancorp Piper Jaffray, where he was a senior research analyst covering financial services and related stocks for five years. Mr. Grondahl was also an audit manager with Ernst & Young in Moscow, Russia for three years.

Alex R. Lieblong, 58, has been a director of Lodgian since February 2006 and is a member of the Nominating and Executive Committees. Mr. Lieblong began his investment career in 1977. In November 1998, Mr. Lieblong founded Key Colony Fund, a hedge fund, and is also a principal of Lieblong & Associates, a financial advisory firm and broker/dealer, which he formed in 1997. Prior to starting Lieblong & Associates, Mr. Lieblong was a Vice President and Branch Manager of the Little Rock, Arkansas office for Paine Webber for over nine years. Prior to joining Paine Webber, Mr. Lieblong worked in investment advisory roles for Merrill Lynch and E.F. Hutton for five years. Mr. Lieblong is on the Board of Directors of Home Bancshares (NASDAQ: HOMB), and Ballard Petroleum, a private company in the energy industry.

Mark S. Oei, 40, has been a director of Lodgian since August 2007 and is a member of the Compensation, Nominating and Executive Committees. Mr. Oei has been a Managing Director of Oaktree Capital Management, LP, an investment company based in Los Angeles, California, since 2003. Prior to Oaktree, Mr. Oei was a Vice President at Morgan Stanley, where he was an acquisitions officer of the Morgan Stanley Real Estate Funds. Mr. Oei received his MBA from the Kellogg Graduate School of Management at Northwestern University and a bachelor of science in business administration from the Haas School of Business at the University of California at Berkeley.

Executive Officers

James A. MacLennan, 49, was appointed Executive Vice President and Chief Financial Officer of Lodgian on March 15, 2006. Prior to joining Lodgian, Mr. MacLennan was Chief Financial Officer and Treasurer of Theragenics Corporation, a New York Stock Exchange-listed company that manufactures medical devices. Previously, Mr. MacLennan was Executive Vice President and Chief Financial Officer with Lanier Worldwide, Inc., a publicly held technical products company, where he was responsible for all corporate finance activities. He played a major role in taking Lanier public and listing it on the New York Stock Exchange, then later in finding a longer-term strategic solution for Lanier. Mr. MacLennan spent much of his early career in financial positions of increasing scope and responsibility in the oil and gas industry, most notably with Exxon Corporation and later with Noble Corporation. He received both graduate and post-graduate degrees from the University of the Witwatersrand in Johannesburg, South Africa.

Daniel E. Ellis, 40, joined Lodgian in July 1999 as Senior Counsel. In March 2002, he was promoted to Senior Vice President, General Counsel and Secretary. His primary duties for Lodgian include debt financings, asset sales and acquisitions, development, contract negotiation, litigation and compliance. Prior to joining Lodgian, Mr. Ellis served as an Assistant District Attorney for the State of Georgia where he was the lead attorney in over thirty jury trials. From 1997 to 1999, he worked in private practice, where he focused on representing hotel owners. Mr. Ellis received his law degree from the University of Mississippi and a MBA from Mercer University.

Donna B. Cohen, 37, joined Lodgian in September 2005 and was appointed Vice President and Controller in January 2007. Prior to that, Ms. Cohen was Vice President and Assistant Corporate Controller for Certegy Inc., where she served in positions of increasing responsibility in accounting, financial reporting and financial analysis from 2001 through 2005. Ms. Cohen also held managerial positions in financial reporting and analysis at other publicly traded companies and served as an audit manager at Deloitte & Touche LLP, a public accounting firm. Ms. Cohen is a Certified Public Accountant and is a graduate of North Carolina A&T State University, where she earned a Bachelor of Science degree in accounting.

Joseph F. Kelly, 52, was appointed Vice President of Hotel Operations in December 2008. Mr. Kelly has over 25 years of experience in the hospitality industry and has been employed by Lodgian since 2002. Prior to his promotion, Mr. Kelly served in roles of increasing responsibility with Lodgian as Regional Director of Sales and Marketing from November 2002 to September 2004, Regional Operations Manager from September 2004 to January 2008 and as Regional Vice President of Operations since January 2008. Mr. Kelly has a degree in business administration from the State University of New York at Buffalo and served as an Adjunct

Professor in the Hotel and Restaurant Management program at Tompkins Cortland Community College from 1997 to 2001.

Director Compensation

For 2008, we paid the non-employee members of the Board of Directors a quarterly retainer of $6,000, as well as fees of $1,500 per Board meeting, $1,000 per Board committee meeting, and $500 per telephonic Board or Board committee meeting. We also reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees. Directors who are employees do not receive any compensation for services performed in their capacity as directors.

Additionally, each non-employee director is entitled to receive an annual award of 2,000 shares of restricted stock that vests over a three year period. Members serving on the Audit and Compensation Committees receive an additional award of 2,000 and 1,000 shares of restricted stock, respectively, that vest over a three year period. The stock awards to our non-employee directors are made on February 12 (or the next preceding business day) of each year.

The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended December 31, 2008 for all persons that served as non-employee directors during any part of 2008.

	Fees Earned
	or Paid	Stock	Option	All Other
Name	in Cash ($)(5)	Awards ($)(6)	Awards ($)(7)	Compensation	Total ($)

Stewart J. Brown	40,000	56,428	2,457	—	98,885
Peter T. Cyrus(1)(2)	2,000	5,304	—	—	5,304
Paul J. Garity(2)	33,000	10,609	—	—	43,609
Stephen P. Grathwohl(3)	9,500	71,944	$2,457	—	83,901
Michael J. Grondahl(2)	40,000	18,566	—	—	58,566
John W. Allison(4)	11,065	—	—	—	11,065
Alex R. Lieblong	32,000	25,223	—	—	57,223
Mark S. Oei	37,000	—	—	—	37,000
W. Blair Allen	29,500	7,957	—	—	37,457

(1)	The cash and stock award amounts reported above for Mr. Cyrus relate to Board fees earned by him prior to being named Interim President and Chief Executive Officer on January 29, 2008.

(2)	On February 12, 2008, Messrs. Cyrus, Garity and Grondahl were each awarded an additional 2,000 restricted shares of common stock in recognition of the fact that each of these directors were elected to the Board of Directors in April 2007, but did not receive the award of 2,000 restricted shares of common stock that was granted to each of the other non-employee members on February 12, 2007.

(3)	Mr. Grathwohl did not stand for election at the 2008 annual meeting of stockholders.

(4)	Mr. Allison was appointed to the Board of Directors on August 14, 2008.

(5)	Prior to February 4, 2009, all non-employee directors received a quarterly retainer of $6,000. Variances in fees earned or paid in cash are a result of the date the individual became a director, committee participation and meeting attendance. For additional information regarding the compensation of our directors, please see the “Proposal 1 — Election of Directors — Director Compensation” section, above.

(6)	The amounts reported above represent the stock compensation expense recorded by us in 2008 computed in accordance with SFAS 123R.

(7)	The amounts reported above for Mr. Grathwohl and Mr. Brown represent the related stock compensation expense recorded by us in 2008 in accordance with SFAS 123R for options awarded during 2005.

The grant date fair value of the stock awards granted to the directors during 2008 is as follows:

						Total Grant -
	2007 Catch up	2008	Audit	Compensation	Executive	February 12,	Grant Date
Director	Grant	Grant	Committee	Committee	Committee	2008	Fair Value

Stewart J. Brown	—	2000	2000	1000	—	5000	$43,400
Peter T. Cyrus	2000	—	—	—	—	2000	$17,360
Paul J. Garity	2000	2000	—	—	—	4000	$34,720
Stephen P. Grathwohl	—	—	—	—	—	—	—
Michael J. Grondahl	2000	2000	2000	1000	—	7000	$60,760
John W. Allison	—	—	—	—	—	—	—
Alex R. Lieblong	—	2000	—	—	1000	3000	$26,040
Mark S. Oei	—	—	—	—	—	—	—
W. Blair Allen	—	2000	—	—	1000	3000	$26,040
					Total Grant	24,000

Mr. Brown held 6,666 options as of December 31, 2008. The number of shares of restricted stock held by the directors as of December 31, 2008 is as follows: Mr. Allen, 3,000; Mr. Brown, 11,667; Mr. Cyrus, 2,000; Mr. Garity, 4,000; Mr. Grondahl, 7,000; and Mr. Lieblog, 5,667.

For 2009, effective February 4, 2009, the Board of Directors voted to reduce the cash retainer and cash meeting fees by 20%. The annual equity grant to directors remained the same. On February 12, 2009, we issued 20,000 shares of restricted stock to our non-employee directors as part of our director compensation package. However, no shares were awarded to Mr. Oei, as rules of his employer prohibit his acceptance of such equity awards.

Board of Directors and Committees

Our Board of Directors currently consists of eight directors, all of whom, other than Mr. Cyrus, are “independent” as defined under the corporate governance rules of NYSE Alternext US LLC (“AMEX”). As a result, each of the eight nominees for election as directors at the annual meeting of stockholders, are “independent” as defined under the corporate governance rules of AMEX, with the exception of Mr. Cyrus. Mr. Cyrus is not independent because he is currently an employee of the Company acting as its Interim President and Chief Executive Officer. Mr. Rohling, our former President and Chief Executive Officer, was a member of our Board of Directors during 2008 until his resignation on January 29, 2008.

In addition to evaluating whether each Board member satisfies the independence standards of AMEX, the Board also considered certain relationships and other arrangements. In determining the independence of Mr. Oei, the Board of Directors considered the fact that he is an employee of Oaktree Capital Management, LLC, a stockholder of Lodgian. In determining the independence of Mr. Lieblong, the Board of Directors considered the fact that he is the principal of Key Colony Fund, LP, a stockholder of Lodgian. In determining the independence of Mr. Grondahl, the Board of Directors considered the fact that Mr. Grondahl is employed by Key Colony Management, LLC, an affiliate of Key Colony Fund, LP, and works for Mr. Lieblong. These relationships were disclosed to the Board of Directors, and the Board found that such relationships did not impair the independence of any of these individuals.

The Board of Directors held seven meetings and took action three times by unanimous written consent during fiscal year 2008. Each of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served, except for Mr. Allison who was elected to the Board on August 14, 2008 and attended 100% of the Board meetings after he became a director. We do not have a policy regarding attendance at annual meetings. However, because we schedule our spring meeting of the Board of Directors in conjunction with the annual meeting of stockholders, directors normally attend each annual meeting. The 2008 annual meeting was attended by all of the directors then serving.

During 2008, the Board of Directors maintained four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee.

Audit Committee.  The Audit Committee consists of Michael J. Grondahl (Chairman), Stewart J. Brown and Paul J. Garity. The Audit Committee met four times and took action two times by unanimous written consent during 2008. The Audit Committee is responsible, under its written charter, for:

•	Engaging independent auditors to audit our financial statements and perform other services related to the audit, including determining the compensation to be paid to the independent auditors;

•	Reviewing the scope and results of the audit with the independent auditors;

•	Preapproving all non-audit services provided to Lodgian by the independent auditors;

•	Periodically assessing the independence of Lodgian’s auditors;

•	Reviewing and discussing with management and the independent auditors Lodgian’s quarterly and annual financial statements, audit results and reports;

•	Establishing guidelines for our internal audit function and periodically reviewing the adequacy of our internal controls;

•	Establishing clear policies for Lodgian to follow in hiring employees or former employees of the independent auditors;

•	Reviewing and periodically updating our Policy on Business Ethics;

•	Considering changes in accounting practices;

•	Reviewing any correspondence, report, complaint or concern that raises issues regarding our financial statements or accounting policies and establishing procedures for (1) the receipt, retention and treatment of such complaints, and (2) the confidential, anonymous submission by employees of such concerns; and

•	Reviewing and reassessing the adequacy of the Audit Committee Charter on an annual basis.

The Board of Directors has determined that the Audit Committee Chairman, Mr. Grondahl, qualifies as an audit committee financial expert and that all members of the Audit Committee are independent under the AMEX corporate governance rules and applicable law. The Audit Committee Charter is posted in the Investor Relations section of our website, www.lodgian.com.

Compensation Committee.  The Compensation Committee consists of Mark S. Oei (Chairman), Stewart J. Brown, and Michael J. Grondahl. The Compensation Committee met ten times and took action five times by unanimous written consent during 2008. The principal functions of the Compensation Committee are to approve or, in some cases, to recommend to the Board of Directors, remuneration arrangements and compensation plans involving our directors and executive officers, review bonus criteria and bonus recommendations and administer our Amended and Restated 2002 Stock Incentive Plan (the “Stock Incentive Plan”) and our Amended and Restated Executive Incentive Plan. The Board of Directors has determined that all members of the Compensation Committee are independent under the AMEX corporate governance rules. The Compensation Committee has a written charter that is posted in the Investor Relations section of our website, www.lodgian.com.

Nominating Committee.  The Nominating Committee consists of Alex R. Lieblong (Chairman), Mark S. Oei and Stewart J. Brown. The Board of Directors has determined that each of the members of the Nominating Committee is independent under the AMEX corporate governance rules. The Nominating Committee is responsible for assisting the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors. The Nominating Committee has a written charter that is posted in the Investor Relations section of our website, www.lodgian.com. The Nominating Committee met two times during 2008.

Executive Committee.  The Executive Committee consists of Peter T. Cyrus (Chairman), Alex R. Lieblong, W. Blair Allen and Mark S. Oei. The Executive Committee is responsible for discharging the responsibilities of the full Board of Directors, subject to certain limitations set forth in its charter. The

Executive Committee has a written charter that is posted in the Investor Relations section of our website, www.lodgian.com. The Executive Committee met one time during 2008.

Code of Ethics

Our Board of Directors has adopted a code of ethics entitled “Lodgian’s Policy on Business Ethics” that is applicable to all of our directors, executive officers and employees. We have posted the policy in the Investor Relations section of our website, at www.lodgian.com.

Director Nominations

The Nominating Committee of the Board of Directors is responsible under its charter for identifying qualified candidates for election to the Board prior to each annual meeting of the stockholders. Stockholders who wish to recommend a candidate for election to the Board may submit such recommendation to our secretary at the address provided in this proxy statement. The Nominating Committee may consider stockholder recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting.

Although the Nominating Committee is willing to consider candidates recommended by stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by security holders. The Nominating Committee believes that a formal policy is not necessary because of our concentrated stockholder base.

The Nominating Committee has not prescribed any specific minimum qualifications that must be met by a candidate for election to the Board of Directors in order to be considered for nomination by the committee. The Nominating Committee considers candidates identified by the Nominating Committee, other directors, our executive officers and stockholders, and, if applicable, it may engage a third party search firm. In identifying and evaluating nominees for director, the Nominating Committee considers each candidate’s qualities, experience, background, skills and other qualifications, as well as any other factors that the candidate may be able to bring to the Board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise.

In addition, stockholders may nominate directors for election without consideration by the Nominating Committee by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a stockholder is eligible to submit a stockholder nomination if the stockholder (1) is a stockholder of record on the date of notice and (2) is a stockholder of record for determining stockholders entitled to vote at the meeting. The stockholder must also provide timely notice of the nomination to us. The notice must include specific information on the stockholder giving the notice and on each proposed candidate and must be received in writing not earlier than January 29, 2010 and not later than March 1, 2010. However, if and only if the annual meeting is not scheduled to be held within 30 days before or after the anniversary date of the prior year’s annual meeting, the stockholder’s notice must be delivered by the tenth day following the day on which the date of the annual meeting is publicly disclosed or notice of the date of the annual meeting was mailed, whichever occurs first.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with the Board of Directors. Such parties can contact the Board by email in the “Contact Us” section of our website at www.lodgian.com or by mail at: Lodgian Board of Directors, 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326. All communications made by email will be received directly by the Chairman of the Audit Committee and by our General Counsel, who will then decide on appropriate steps to be taken with regard to the matter. Any correspondence mailed to us will be reviewed by our General Counsel, who will then forward the correspondence to the Board of Directors, as appropriate. Additionally, any member of the public may contact us, on an anonymous basis if so requested, by calling our Whistleblower Hotline at 1-866-814-2691. The Whistleblower Hotline is administered by an independent, third-party company.

Summaries of all matters called into the Whistleblower Hotline are sent to the Chairman of the Audit Committee and our General Counsel.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of Lodgian or any of our subsidiaries, and no Lodgian executive officer has served as a director or a member of the compensation committee of any company whose executive officers served as a director or a member of the Compensation Committee of Lodgian.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, who are listed below (“NEOs”), during 2008 as well as certain aspects of executive compensation for 2009. We provide what we believe is a competitive total compensation package to our NEOs through a combination of base salary, annual cash bonuses, equity incentive compensation and benefits programs. Our compensation policies are designed to provide competitive levels of compensation that integrate remuneration with our short-term and long-term performance goals, to reward corporate performance and recognize individual initiative and achievement.

Named Executive Officers for 2008

The NEOs for 2008 include our interim chief executive officer, our former chief executive officer, who resigned on January 29, 2008, our chief financial officer, the three other executive officers that had the highest compensation for 2008 (calculated in accordance with the rules and regulations of the SEC) and one additional executive officer, who resigned on November 13, 2008, and who would have been in the top three but for the fact that he was not serving as an executive officer at December 31, 2008.

•	Peter T. Cyrus, Interim President and Chief Executive Officer;

•	Edward J. Rohling, former President and Chief Executive Officer;

•	James A. MacLennan, Executive Vice President and Chief Financial Officer;

•	Daniel E. Ellis, Senior Vice President, General Counsel and Secretary;

•	Donna B. Cohen, Vice President and Controller;

•	Joseph F. Kelly, Vice President of Hotel Operations; and

•	James R. McGrath, former Vice President of Hotel Operations.

Objectives and Philosophy of Compensation Program

General

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our NEOs. The Compensation Committee is composed entirely of independent, non-employee directors.

Our executive compensation programs are designed to achieve the following objectives:

•	attract and retain talented and experienced executive officers;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating our executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	provide a competitive compensation package through the integration of pay-for-performance incentives, in which total compensation is determined by Company results and the creation of stockholder value; and

•	compensate our executives to manage our business to meet our long-term objectives.

Compensation Process

In order to attract and retain executives with the ability and the experience necessary to manage our Company and deliver strong performance to our stockholders, we attempt to provide a total compensation package to our executive officers that is competitive with the total compensation packages provided by other public and private companies with comparable revenues.

All elements of compensation of our executive officers are reviewed and approved on an annual basis by our Compensation Committee, subject to the terms of each executive officer’s employment agreement. Each year, our chief executive officer provides our Compensation Committee with recommendations regarding each other executive officer’s compensation for the coming year. The Compensation Committee then reviews these recommendations in light of the most recent market comparison data that has been provided and determines the appropriate compensation for each individual. The Compensation Committee also determines the appropriate compensation for our chief executive officer.

Compensation Consultant

In January 2008, the Compensation Committee engaged Towers Perrin as its executive compensation consultant. The Committee engaged Towers Perrin for several reasons. First, a new chairman of the Committee, Mark Oei, was appointed during 2007, and Mr. Oei desired to take a “fresh look” at our executive compensation policies. Additionally, during 2007, the Committee formed the opinion that the Lodgian Executive Incentive Plan (covering the calendar years 2006-2008) (the “EIP” or “Original Plan”) had become outdated and was not acting as an appropriate incentive for NEOs and other participants. This is primarily because the performance metrics and thresholds established under the EIP were set in July of 2005. Since that time, we have completed a substantial realignment of our hotel portfolio by divesting of 33 hotels from July 1, 2005 to December 31, 2007. Accordingly, the Committee sought advice from its consultant on the implementation of the Lodgian, Inc. Amended and Restated Executive Incentive Plan, (“Amended and Restated EIP” or “Revised Plan”) which was ultimately adopted by us in April 2008. The Compensation Committee requested that Towers Perrin also conduct a competitive compensation market analysis of all components of compensation, including base salary, annual bonus, total cash compensation, long-term incentives and total direct compensation.

Market Comparison

As part of its analysis, Towers Perrin provided the Compensation Committee with data from two compensation surveys, the 2007 Towers Perrin Compensation Databank (CDB) Executive Compensation Regression Survey and the Watson Wyatt Regression Survey 2007/2008. The data provided included both “general industry” and “leisure and hospitality services industry” compensation data. The Compensation Committee did not have any input into the companies that made up the surveys as a whole or the industry groups within the surveys. Towers Perrin “size adjusted” the data in the surveys to make it comparable to other companies of similar size of Lodgian, based upon total revenue. The Compensation Committee used this general survey data to provide a framework or a “market check” of competitive compensation information. In making compensation decisions for the NEOs, the committee did not target any parameters or percentiles for any element of compensation or for compensation as a whole.

Additionally, as a “market check” in determining target levels of cash and equity incentive compensation under the Amended and Restated EIP, which is discussed in more detail further in this section, the

Compensation Committee requested that Towers Perrin also provide the Committee with compensation data of NEOs for other public companies in the hotel and/or hospitality industry. Towers Perrin recommended, and the Compensation Committee approved, a peer group including the following companies:

•	Bluegreen Corp.

•	Great Wolf Resorts, Inc.

•	Interstate Hotels & Resorts, Inc.

•	Red Lion Hotels Corp.

•	Silverleaf Resorts, Inc.

•	Morgans Hotel Group Co.

Base Salaries

We provide the opportunity for our executive officers to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to performance risk. In addition to market comparison, the base salaries of our executive officers are based on various quantitative and qualitative considerations regarding corporate and individual performance. An executive’s base salary is determined only after an assessment of his or her sustained performance, the results of such individual’s efforts on our overall performance, current salary in relation to an objective salary range for the executive’s job responsibilities and his or her experience and potential for advancement. Furthermore, in establishing base salaries for our executive officers, the Compensation Committee considers numerous other factors, including the following:

•	Cost-of-living and other local and geographic considerations;

•	Consultation with other Lodgian executives;

•	Hospitality industry and job-specific skills and knowledge;

•	Historical and expected contributions to our performance; and

•	Level, complexity, breadth and difficulty of duties.

In determining base salary adjustments for 2008, the Compensation Committee considered the general industry survey data provided by Towers Perrin, our overall financial performance, including comparisons of total revenue and net operating income from the prior year, as well as recommendations of our then President and Chief Executive Officer, Mr. Rohling. As part of his recommendations, Mr. Rohling outlined each executive officer’s individual performance and specific accomplishments. For example, with regards to Mr. MacLennan’s base salary increase from 2007, the Compensation Committee recognized that Mr. MacLennan continued to develop a high quality financial reporting and accounting team and improved the corporate compliance and disclosure certification process. In determining Mr. Ellis’ base salary increase, the Committee considered his significant contribution in overseeing the sale of 23 hotels during 2007, his work on various redevelopment projects and his negotiations on the acquisitions of our joint venture partner’s interests in two hotels. With regard to Ms. Cohen, the Compensation Committee considered the fact that she has dramatically improved our accounting and financial reporting processes since starting with us in 2005 and continued to make improvements and create efficiencies in those areas during 2007. The Compensation Committee considered all of this information in determining base salary adjustments for 2008. No specific weight was assigned to the various factors considered.

In determining base salary adjustments for 2009, the Compensation Committee reviewed the recommendations of our Interim President and Chief Executive Officer, Mr. Cyrus. The Committee also held several meetings, without participation from management, during the fourth quarter of 2008 to discuss appropriate base salary increases for our NEOs. Given the difficult state of the economy and in particular the significant negative impact that it has had on the hotel industry, and the fact that larger raises were given in 2008 for a number of reasons, including bringing our NEOs more in line with their peers as compared to the general industry survey data and peer group data provided by Towers Perrin, the Compensation Committee generally approved modest base salary increases for 2009. In determining Mr. Kelly’s base salary increase, the Compensation Committee noted that he assumed additional responsibilities in connection with his promotion to Vice President of Hotel Operations in late 2008.

Base salaries for each of our NEOs for 2007, 2008 and 2009 are described in the following table:

Name	2007		2008	Change (%)	2008	2009	Change (%)

Peter T. Cyrus(1)	$	N/A	$750,000	N/A	$750,000	$750,000	0.0
Edward J. Rohling(2)		577,500	606,375	5.0	606,375	N/A	N/A
James A. MacLennan		300,000	325,000	8.3	325,000	338,000	4.0
Daniel E. Ellis		275,000	300,000	9.1	300,000	312,000	4.0
Donna B. Cohen		175,000	188,125	7.5	188,125	195,650	4.0
Joseph F. Kelly(3)		150,000	167,018	11.3	167,018	235,000	40.1
James R. McGrath(4)		220,000	275,000	25.0	275,000	N/A	N/A

(1)	Mr. Cyrus was not employed by us during 2007.

(2)	Mr. Rohling resigned on January 29, 2008. Mr. Rohling was entitled to a 5% increase in his base salary on July 15 of each year pursuant to the terms of his employment agreement.

(3)	Mr. Kelly was promoted to Vice President of Hotel Operations on December 9, 2008 and became an “executive officer” at that time.

(4)	Mr. McGrath resigned on November 13, 2008. He did not become an executive officer until January 29, 2008, after an increase in compensation went into effect. The compensation increase was granted by the then Chief Executive Officer after Mr. McGrath was promoted to his position as Vice President of Hotel Operations in the fall of 2007. The Board of Directors deemed Mr. McGrath to be an “executive officer” at a meeting held on January 29, 2008 and his compensation became subject to Compensation Committee review after that date.

Incentive Compensation

Purpose

We believe that a significant portion of our executive officers’ compensation should be variable, based on individual and company performance, and thus, we provide the opportunity for our executive officers to earn annual cash and equity incentive awards. We provide these opportunities to attract and retain an appropriate caliber of talent for the position, to link compensation to our long-term growth, and to motivate executives to achieve our business goals and increase the value of our shares. We also believe that a significant portion of our executive officers’ compensation should be provided through equity awards. Our equity incentive awards, and the vesting of those awards over time, provides employees with the incentive to stay with us for longer periods of time, which in turn, provides us with greater stability. Such equity awards are also less costly to us in the short term than cash compensation.

Stock Incentive Plan

Awards totaling 3,301,058 shares of common stock may be granted to our directors, officers or other key employees or consultants under our shareholder approved Stock Incentive Plan. Awards may consist of stock options, stock appreciation rights, stock awards, performance share awards, section 162(m) awards or other awards determined by our Compensation Committee.

Stock options granted pursuant to the Stock Incentive Plan cannot be granted at an exercise price which is less than 100% of the fair market value per share on the date of the grant. For accounting purposes, we apply the guidance in Statement of Financial Accounting Standards 123 (revised December 2004) (“SFAS 123(R)”) to record compensation expense for our stock option and restricted stock grants. SFAS 123(R) is used to develop the assumptions necessary and the model appropriate to value the awards, as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

The Stock Incentive Plan is administered by our Compensation Committee, which has full power and authority (i) to select the directors, officers, key employees or consultants who participate in the Stock Incentive Plan, (ii) to make awards to such participants, and (iii) to determine the terms and conditions of each award, including those related to vesting, forfeiture, payment and exercisability. In determining the type of award to be granted under the Stock Incentive Plan, our Compensation Committee considers the tax and accounting effects on both us and the recipient of such awards.

We use the Stock Incentive Plan to attract new employees through the provision of initial grants, to retain experienced executive officers and other key employees, to motivate and reward any extraordinary efforts by our executive officers and key employees, to provide compensation for contributions to our growth and profits, to encourage ownership of our stock by our directors, our executive officers and other key employees, and to provide a compensation package that is competitive in the marketplace.

Prior to 2006, our Compensation Committee relied mainly on equity awards in the form of stock options to provide for long-term equity compensation. Since that time, the Compensation Committee has preferred to provide equity awards in the form of restricted stock. This reduction in the use of stock option awards coincides with increasing tax and record keeping compliance costs, changes in generally accepted accounting principles, and increased regulatory scrutiny related to stock options. Our Compensation Committee also believes that restricted stock awards better align the interests of their holders to the stockholders of the Company.

Lodgian, Inc. Executive Incentive Plan (Covering the Calendar Years 2006-2008) (“EIP” or “Original Plan”)

On January 31, 2006, the Compensation Committee adopted the Lodgian, Inc. Executive Incentive Plan (covering the calendar years 2006-2008), and our stockholders approved the EIP at our 2006 annual meeting. Each of our NEOs on December 31, 2007, except for Mr. Rohling (our former President and Chief Executive Officer), as well as other key employees, were participants under the EIP. The EIP provided executives with the opportunity to receive cash and equity compensation based upon our achievement of certain EBITDA and/or stock price thresholds. EBITDA from continuing operations was used by us in the EIP because it is a widely used hotel industry measurement of performance. However, even in the absence of achieving EBITDA goals, we believed that the attainment of certain stock price thresholds should be rewarded through incentive awards, as increases in the price of our common stock are directly beneficial to our stockholders. In addition, because the EBITDA targets were tied to our continuing operating hotels, we believed it was important to reward performance designed to improve our overall value, including decisions related to our “held for sale” assets that do not contribute to our continuing operating hotels’ EBITDA.

The Original Plan was designed to mirror the EBITDA and stock price thresholds agreed to between Mr. Rohling and us and incorporated into Mr. Rohling’s employment agreement. Mr. Rohling’s employment agreement was entered into on July 12, 2005. Identical EBITDA and stock price thresholds from Mr. Rohling’s employment agreement for the years 2006-2008 were incorporated into the EIP for the other Lodgian executives and key personnel.

In 2007, the Compensation Committee formed the opinion that the target EBITDA and stock price thresholds established in 2005 were no longer achievable and therefore did not provide the appropriate incentives to our NEOs and other participants under the plan. Accordingly, in January 2008, the Compensation Committee began working with management and its consultant to adopt a revised incentive plan.

Lodgian, Inc. Amended and Restated Executive Incentive Plan (“Amended and Restated EIP” or “Revised Plan”)

Overview of the Revised Plan

On April 11, 2008, the Compensation Committee approved the Lodgian, Inc. Amended and Restated EIP, which superseded and replaced the Original Plan. The Compensation Committee established the Revised Plan prior to the expiration of the EIP to take into account the significant changes that we have undergone since the performance measures under the prior plan were established. Since the performance measures were originally determined in 2005, we have experienced significant changes, including the disposition of 33 hotels from July 1, 2005 to December 31, 2007.

The Revised Plan provides for potential cash and equity awards to certain of our key employees, as determined by the Compensation Committee. The Revised Plan provides for cash awards based on achievement of net operating income targets and corporate overhead goals. Additionally, the Revised Plan provides for time-vested equity awards that are not tied to corporate performance and performance-based equity awards based upon the following metrics: (i) performance of our stock price relative to a pre-defined peer group of companies, (ii) achievement of net operating income targets, and (iii) achievement of corporate overhead goals.

Within 90 days after the beginning of each calendar year, the Compensation Committee sets individual target cash and equity awards for each participant under the plan, as well as the applicable performance goals for net operating income and corporate overhead.

The following NEOs of Lodgian were participants under the Amended and Restated EIP as of December 31, 2008, and their respective 2008 cash and equity bonus targets are set forth below:

	2008 Target	2008 Target
Name(1)	Cash Bonus	Equity Bonus

James A. MacLennan	$140,000	$126,500
Daniel E. Ellis	126,500	116,000
Joseph F. Kelly	57,000	36,500
Donna B. Cohen	56,438	41,675
James R. McGrath	90,000	75,500

(1)	Mr. Cyrus was not a participant in the Amended and Restated EIP for fiscal 2008. Mr. Rohling was not eligible to participate in the Amended and Restated EIP.

Mechanics of the Revised Plan

Cash awards under the Revised Plan are determined as follows:

1. The cash target awards for each participant under the plan are added together to arrive at the target cash bonus pool. For 2008, the target cash bonus pool was $849,014.

2. After the close of each year, the target cash bonus pool is adjusted depending upon actual corporate overhead as follows:

Corporate Overhead Result	Impact on Cash Bonus Pool

If actual corporate overhead is less than budgeted overhead	increase the target cash bonus pool by 16%of any amount under budget
If actual corporate overhead exceeds budgeted overhead by 5% or less	reduce the target cash bonus pool pro rata, with no reduction at 100% of budgeted overhead and a 15% reduction at 105% of budgeted overhead
If actual corporate overhead exceeds budgeted overhead by more than 5% of budgeted overhead but not more than 10% of budgeted overhead	reduce the target cash bonus pool pro rata, with a 15% reduction at 105% of budgeted overhead and a 25% reduction at 110% of budgeted overhead
If actual corporate overhead exceeds budgeted overhead by more than 10% of budgeted overhead	reduce the target cash bonus pool by 40%

The resulting calculation is referred to as the “Total Adjusted Cash Bonus Pool.”

3. The Total Adjusted Cash Bonus Pool is paid to participants to the extent we achieve net operating income targets as follows:

NOI Result	Impact on Total Adjusted Cash Bonus Pool

If actual NOI is below 90% of target NOI	no payout of the Total Adjusted Cash Bonus Pool
If actual NOI is between 90% and 100% of target NOI	reduce the Total Adjusted Cash Bonus Pool pro rata, with a $0 reduction at 100% of target NOI and a $500,000 reduction at 90% of target NOI
If actual NOI equals 100% of target NOI	pay 100% of Total Adjusted Cash Bonus Pool
If actual NOI exceeds 100% of target NOI	increase the Total Adjusted Cash Bonus Pool by 16% of actual NOI in excess of target NOI

4. The resulting amount is then allocated to participants in the same proportion as an employee’s cash target award to the total target cash bonus pool. The allocation formula is as follows:

Final Adjusted Cash Bonus Pool	X	Individual Participant’s Target Cash Bonus Award Total Target Cash Bonus Pool

Equity awards under the Revised Plan, which the Compensation Committee has determined will be in the form of restricted stock awards, are determined as follows:

1. Target equity awards are set by the Compensation Committee for each plan participant.

2. Each participant’s target equity award is divided into the following categories:

a. 35% are time-vested equity awards which are non-performance based and vest over two years at the rate of 50% per year;

b. 21 2/3% are performance-based equity awards based upon the performance of our stock price relative to our industry group;

c. 21 2/3% are performance-based equity awards based on our achievement of a net operating income target; and

d. 21 2/3% are performance-based equity awards based upon our achievement of corporate overhead goals.

3. The stock price equity performance awards are calculated as follows:

a. Determine the price performance (expressed as a percentage) of our stock and each member of the industry group listed below based on the increase or decrease in Average Stock Price (as defined below) at year end over the Average Stock Price at the end of the prior year. Price performance can be positive or negative.

b. Average Stock Price is defined as the average of the closing stock price during the 50-day period ending on the last day of the year.

c. Rank us and each industry group company in order of price performance percentage.

d. Determine the award multiplier applicable to us based on our rank within the industry group. The award is determined by interpolation assuming the award for achieving the highest price performance would be 43 1/3%, the award for median price performance would be 21 2/3% and the award for achieving the lowest price performance would be 0%.

4. The net operating income equity performance awards are calculated based upon the following criteria:

NOI Result	Impact on NOI Equity Performance Awards

If actual NOI is below 90% of target NOI	no payout of the NOI equity performance target award
If actual NOI is between 90% and 100% of target NOI	reduce the NOI equity performance target award pro rata, with no reduction at 100% of target NOI and a 100% reduction at 90% of target NOI
If actual NOI equals 100% of target NOI	pay 100% of NOI equity performance target award
If actual NOI exceeds 100% of target NOI	increase the NOI equity performance target award by 16% of actual NOI in excess of 100% of NOI target

5. The corporate overhead equity performance awards are calculated based upon the following criteria:

Impact on Corporate Overhead Equity
Corporate Overhead Result1	Performance Awards

If actual corporate overhead is less than budgeted overhead	increase the corporate overhead equity performance target award by 16% of any amount under budget
If actual corporate overhead exceeds budgeted overhead by 5% or less	reduce the corporate overhead equity performance target award pro rata, with no reduction at 100% of budgeted overhead and a 15% reduction at 105% of budgeted overhead
If actual corporate overhead exceeds budgeted overhead by more than 5% of budgeted overhead but not more than 10% of budgeted overhead	reduce the corporate overhead equity performance target award pro rata, with a 15% reduction at 105% of budgeted overhead and a 25% reduction at 110% of budgeted overhead
If actual corporate overhead exceeds budgeted overhead by more than 10% of budgeted overhead	reduce the corporate overhead equity performance target award by 40%

2008 Performance Measures under the Amended and Restated EIP

There are three performance metrics under the Revised Plan: a) net operating income for our continuing operations hotels, b) corporate overhead, and c) performance of our common stock versus an industry group of publicly traded companies.

For 2008, the Compensation Committee established the net operating income target for our continuing operations hotels at $69.9 million. The Compensation Committee believes that net operating income is an important indicator of hotel performance and is widely used in the industry. We did not achieve the level of net operating income necessary to earn the cash or equity awards for this component.

The second performance metric is corporate overhead. As we have become smaller due to the substantial number of hotels sold in the past several years, the Compensation Committee wanted to incentivize management to continue reducing corporate overhead. Accordingly, the Compensation Committee established the 2008 corporate overhead target at $16.6 million and designed the Revised Plan such that participants would earn additional incentive compensation if the 2008 actual corporate overhead was less than target. Conversely, participants earn less incentive compensation if our actual corporate overhead is greater than the target. Actual corporate overhead for 2008 (after adjustment for extraordinary items such as severance expense as provided in the Revised Plan) was $14.6 million, or 12% less than target. The equity awards earned as a result of achievement of this performance measure are described below.

The third performance metric is our stock price performance compared to a pre-defined industry group. The Compensation Committee believes Lodgian’s stock price performance compared to a wide selection of hotel and hospitality-related companies is an important indicator of our performance and aligns the interests of our executive officers with stockholders.

The companies that make up Lodgian’s industry group for this aspect of the Amended and Restated EIP are as follows:

•	Bluegreen Corp.

•	Great Wolf Resorts, Inc.

•	Interstate Hotels & Resorts, Inc.

•	Red Lion Hotels Corp.

•	Silverleaf Resorts, Inc.

•	Morgans Hotel Group Co.

•	Choice Hotels International, Inc.

•	Gaylord Entertainment Co.

•	Marriott International, Inc.

•	Orient Express Hotels, Ltd.

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Vail Resorts, Inc.

•	Wyndham Worldwide Corp.

•	InterContinental Hotels Group

•	Ashford Hospitality Trust

•	Felcor Lodging Trust, Inc.

•	Diamond Rock Hospitality

The Compensation Committee worked with management and the compensation consultants to select the industry group. The industry group is made up from components of the Dow Jones U.S. Hotel Index, as well as the companies that made up the peer group for market comparisons, as described above. The committee also considered several smaller companies that were closer to our size.

For 2008, our stock performance ranked tenth out of the 18 companies (including Lodgian). The equity awards earned as a result of achievement of this performance measure are described below.

Payouts Earned for 2008 Pursuant to the Revised Plan

No cash awards were earned under the Revised Plan for 2008. The following equity awards were earned under the Revised Plan for 2008:

		Equity Award Earned by Component
			Stock Price
		Time-Vesting	Performance
	Target	Non-Performance-	Versus			Actual Equity
Name(1)	Equity Award	Based(2)	Peer Group	NOI	Overhead	Award Earned

James A. MacLennan	$126,500	$44,275	$25,796	—	$77,387	$147,458
Daniel E. Ellis	116,000	40,600	23,655	—	70,963	135,218
Joseph F. Kelly	36,500	12,775	7,443	—	22,329	42,547
Donna B. Cohen	41,675	14,587	8,498	—	25,495	48,580

(1)	Mr. Cyrus was not a participant in the Revised Plan for fiscal 2008.

(2)	Each participant earned 35% of his or her equity bonus target as this metric of the plan was non-performance based.

The restricted stock awards earned under the Revised Plan were granted on February 4, 2009. The number of shares of restricted stock granted was calculated by dividing the dollar value of the equity award earned by the closing stock price on the date of grant. The restricted stock vests equally over a two year period beginning on the first anniversary of the date of the grant.

On February 4, 2009, we issued 286,503 shares of restricted stock to all participants of the Amended and Restated Executive Incentive Plan for performance during 2008.

Discretionary Cash Awards

Although no cash bonuses were earned by our NEOs under the Revised Plan, the Compensation Committee elected to make discretionary cash bonus awards for 2008 to each of our NEOs, except for Mr. Cyrus. The Compensation Committee believed that modest cash bonuses were appropriate to reward these NEOs for their efforts during 2008. Additionally, the Compensation Committee believed that achievement of 90% of our target net operating income, which was the threshold for payment of cash bonuses under the Revised Plan, was virtually impossible due to the severe economic downturn in 2008. Accordingly, the Compensation Committee authorized the following discretionary cash bonus awards for performance during 2008, which were paid on January 20, 2009.

2008
Discretionary
Name(1)	Cash Bonus

James A. MacLennan	$12,000
Daniel E. Ellis	12,000
Joseph F. Kelly	7,500
Donna B. Cohen	10,000

(1)	Mr. Cyrus did not receive a discretionary cash bonus award.

Other Benefits and Perquisites

Our executive officers also participate, on a voluntary basis, in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group long and short-term disability insurance. In addition, executive officers receive, along with and on the same terms as other employees, certain benefits pursuant to our 401(k) plan. We match contributions made by our employees to our 401(k) plan on a dollar-for-dollar basis up to 3% of the employee’s base salary, and for the next 2% of the employee’s base salary, we match $0.50 for each dollar contributed by the employee. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the NEOs, and for the year ended December 31, 2008, no material perquisite benefits were granted to any of our executive officers. In addition, we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the NEOs.

Departures of Named Executive Officers During 2008

Edward J. Rohling — Former President and Chief Executive Officer

Mr. Rohling resigned as our President and Chief Executive Officer on January 29, 2008. In connection with Mr. Rohling’s departure, we entered into a separation agreement with him whereby he released all claims he may have had against us in exchange for certain payments and continued benefits. In February 2008, Mr. Rohling received a lump sum amount of $1,169,055.70. This amount consisted of Mr. Rohling’s accrued but unpaid base salary through the date of his resignation, accrued but unused vacation pay, his base salary for the remainder of 2008 plus $330,000, as provided for in his employment agreement, plus $220,000, which was his guaranteed bonus for 2007. In addition, 10,000 shares of previously unvested stock became immediately vested.

James R. McGrath — Former Vice President of Hotel Operations

Mr. McGrath resigned his position with us effective November 13, 2008. In connection with his resignation, Mr. McGrath was paid all accrued but unpaid base salary through the date of his resignation. He was not paid any additional compensation and forfeited all unvested equity grants previously made by us.

Regulatory Considerations

We have attempted to create compensation packages, including the Stock Incentive Plan and Amended and Restated EIP, that minimize federal income tax implications for individuals. However, we recognize that taxes and penalties may be imposed under several sections of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including Sections 280G and 409A. To the extent that Section 280G of the Internal Revenue Code may impose taxes in the case of a change in control of the Company, our Compensation Committee has determined to provide an additional benefit to our Chief Financial Officer, Mr. MacLennan, and our General Counsel, Mr. Ellis, to gross up change in control payments for the additional amount of such taxes, if required.

Section 162(m) of the Internal Revenue Code generally limits the deduction allowable to us for compensation paid to certain individuals to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.

We have not sought separate stockholder approval of the Amended and Restated EIP in accordance with 162(m) because we anticipate that for the foreseeable future, no executive officer participating in the plan will have aggregate base salary and annual incentive awards of more than $1 million during any calendar year.

Role of our Executive Officers in Compensation Decisions

Prior to his resignation in January 2008, Mr. Rohling participated in two Compensation Committee meetings and presented his recommendations concerning cash bonuses for 2007 performance and salary increases for 2008. During the first quarter of 2008 and at the request of the Compensation Committee, Mr. Ellis and Mr. MacLennan met with representatives from Towers Perrin to discuss the implementation of a revised incentive plan. Mr. Ellis and Mr. MacLennan also worked with outside legal counsel to draft the revised plan.

Mr. Ellis typically attended Compensation Committee meetings and acted as secretary. Mr. MacLennan provided sensitivity, accounting and financial analysis to assist the Compensation Committee in its deliberations. In 2008, the Compensation Committee did not delegate any of its authority to anyone not on the Compensation Committee. The Compensation Committee met three times during 2008 without any participation from management.

Employment Agreements, Severance Benefits and Change in Control Provisions

We have entered into employment agreements with each of our NEOs, except for Mr. Cyrus, who was named Interim President and Chief Executive Officer on January 29, 2008. In general, we entered into these agreements in order to ensure that the respective personnel would perform their roles for an extended period of time. In addition, we considered the critical nature of each officer’s position and our need to retain such personnel when we committed to the employment agreements.

We entered into employment agreements with Mr. MacLennan, Mr. Ellis and Ms. Cohen on March 29, 2007. The terms of each of these agreements are similar. Each agreement provides for a severance payment and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason” as these terms are defined in the agreements. An enhanced severance amount is payable in the event employment terminates without “cause” or if the employee leaves employment for “good reason” within 60 days before or 365 days after a change-in-control, as defined in the agreements. Additionally, until December 31, 2008, Mr. MacLennan, Mr. Ellis and Ms. Cohen were entitled to a change-in-control completion bonus if such an event were to occur. The change-in-control completion bonus was payable in cash and in a specified number of shares of our common stock. The change-in-control completion bonus provision in each of Mr. MacLennan, Mr. Ellis and Ms. Cohen’s employment agreements expired on December 31, 2008 and they are no longer entitled to such a payment in the event of a change-in control.

We entered into a separation pay agreement with Mr. Kelly on February 29, 2008. Under this agreement, Mr. Kelly is entitled to a severance payment and other benefits if he is terminated without “cause” or resigns for “good reason,” as those terms are defined in his agreement. Mr. Kelly’s cash severance benefit is two-thirds of his annual base salary, acceleration of unvested equity compensation and reimbursement of COBRA premiums for up to eight months. He is not entitled to any enhanced severance in the event of a change-in-control.

Mr. MacLennan, Mr. Ellis, Ms. Cohen and Mr. Kelly are also entitled to additional payments pursuant to the Amended and Restated EIP in the event their employment is terminated without “cause” or for “good reason” as those terms are defined in the Revised Plan. The potential payments are discussed further in the “Change-in-Control and Severance Payments” section and in the table therein.

On January 29, 2008, Peter T. Cyrus, a member of our Board of Directors, was appointed Interim President and Chief Executive Officer, upon the resignation of Mr. Rohling. On February 15, 2008, the Compensation Committee of the Board of Directors approved a compensation arrangement with Mr. Cyrus which entitles him to receive an annual base salary of $750,000. Mr. Cyrus’ salary was paid retroactively to the date of his appointment. We have not entered into a written employment agreement with Mr. Cyrus. Rather, the Board determined that it was appropriate to pay him solely an annual base salary of $750,000 considering the limited time frame of his service anticipated as a result of his interim status. Mr. Cyrus’ annual base salary comprises his entire compensation package, as he is not currently a participant under the Amended and Restated EIP. The Compensation Committee has not granted him a bonus, long-term incentive award or equity compensation award. Mr. Cyrus does not have severance or change in control benefits that we provide to our other NEOs.

Additional information regarding these agreements, potential incentive plan awards, a definition of key terms and quantification of benefits that would have been received by our NEOs had a termination occurred on December 31, 2008, is found under the heading “Change-in-Control and Severance Payments.”

Securities Trading Policy

Our securities trading policy states that corporate office employees and directors may not purchase or sell (or enter into any hedging transactions with respect to) our securities or the securities of any other entity at a time when such employee or director is aware of any material, non-public information about us or such other entity. All employees are also prohibited from disclosing any such material, non-public information to any other person, except on a need-to-know basis. Passing non-public information on to someone who may buy or sell securities is also prohibited. Furthermore, the employee or director must not permit any member of his or her immediate family or anyone acting on his or her behalf, or anyone to whom he or she has disclosed the information, to purchase or sell (or enter into any hedging transactions with respect to) such securities.

Moreover, each member of the Board of Directors, each executive officer and each employee working at our headquarters is prohibited from buying or selling (or entering into any hedging transactions with respect to) our securities (i) during the period from the last business day of the first, second, and third fiscal quarters through the second full trading day following the release of our quarterly earnings for that quarter; (ii) during the period beginning forty-five days before the expected release of year-end earnings through the second full trading day following the release of our year-end earnings; and (iii) just prior to and for twenty-four hours following any material press release issued by us.

In addition, all trades in our securities by directors or executive officers must be pre-approved by our general counsel or chief financial officer.

Our securities trading policy does not apply to the exercise of stock options.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Additionally, on February 4, 2009, the Board of Directors approved a form of indemnification agreement that was subsequently entered into between us and each of our directors and executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, required by Item 402(b) of Regulation S-K, with management. Based on its review and discussions with management regarding such section of this proxy statement, the Compensation Committee recommended to the Board of Directors that the “Executive Compensation — Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by,

Mark S. Oei, Chairman
Michael J. Grondahl
Stewart J. Brown

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

2008 SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information concerning the total compensation awarded to, paid to or earned by our NEOs .

							Change in
							Pension
							Value and
						Non-	Nonquali-
						Equity	fied
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)	($)(5)	($)(6)	($)(7)	($)	($)	($)(8)	($)

Edward J. Rohling —	2008	93,289	—	133,750	—	—	—	1,130,645	1,357,684
Former President and	2007	590,164	220,000	270,913	—	—	—	17,841	1,098,918
Chief Executive Officer(1)	2006	562,692	330,000	391,500	—	—	—	19,813	1,304,005
Peter T. Cyrus —	2008	657,693	—	—	—	—	—	800	658,493
Interim President and Chief Executive Officer(2)
James A. MacLennan —	2008	324,038	12,000	269,990	—	—	—	13,597	619,625
Executive Vice President	2007	300,000	120,000	188,216	—	—	—	14,162	622,378
and Chief Financial Officer	2006	230,577	75,000	124,153	—	—	—	2,342	432,072
Daniel E. Ellis —	2008	299,039	12,000	117,901	13,513	—	—	16,827	459,280
Senior Vice President,	2007	275,000	120,000	39,233	70,292	—	—	18,167	522,692
General Counsel and Secretary	2006	250,000	75,000	50,000	124,984	—	—	11,712	511,696
Donna B. Cohen —	2008	187,621	10,000	37,404	5,570	—	—	8,703	249,298
Vice President and	2007	175,000	45,000	11,770	7,529	—	—	7,892	247,121
Controller	2006	149,183	20,909	5,000	7,529	—	—	9,687	192,308
Joseph F. Kelly —	2008	167,018	7,500	26,373	1,228	—	—	16,122	218,241
Vice President of Hotel Operations(3)
James R. McGrath	2008	267,068	—	1,427	—	—	—	10,273	278,768
Former Vice President of	2007	220,000	90,000	15,693	—	—	—	9,879	335,572
Hotel Operations(4)	2006	64,178	35,000	—	—	—	—	3,326	102,504

(1)	Mr. Rohling resigned on January 29, 2008. In connection with his resignation, and in exchange for a full release of any claims against us, Mr. Rohling was paid $1,122,411.50 (not including vacation pay and accrued and unpaid salary), which is included under “all other compensation” in the table above. The balance of the amount in this column represents $8,234 in health insurance premiums that were paid on his behalf, as provided for in the release agreement entered into between Lodgian and Mr. Rohling.

(2)	Mr. Cyrus was appointed Interim President and Chief Executive Officer on January 29, 2008.

(3)	Mr. Kelly was appointed Vice President of Hotel Operations on December 9, 2008.

(4)	Mr. McGrath resigned on November 13, 2008.

(5)	Discretionary cash bonuses for 2008 were each paid on January 20, 2009.

(6)	The values of all stock awards above are reported in accordance with SFAS 123R and represent the actual compensation expense recognized during the relevant years for financial statement reporting purposes. See notes 1 and 2 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for information regarding the assumptions underlying the valuation of these awards. Stock awards for 2006, 2007 and 2008 are described in further detail as follows:

a.	Mr. Rohling was granted 75,000 restricted shares of our common stock on his date of hire, July 15, 2005, which were valued at $10.44 per share. These shares vested over two years and became fully vested on July 15, 2007. On January 26, 2007, Mr. Rohling was granted an additional 15,000 shares of restricted stock, which was valued at $12.84 per share, the closing price of our common stock on the date of grant. These shares were originally scheduled to vest equally over three years beginning on

January 26, 2008. Please see the discussion in the “Executive Compensation — Compensation Discussion & Analysis” section of the proxy statement for further information regarding the acceleration of the vesting of these shares as a part of the release agreement entered into between us and Mr. Rohling in connection with his resignation as President and Chief Executive Officer on January 29, 2008.

b.	Mr. MacLennan was granted 35,000 restricted shares of our common stock on his date of hire, March 1, 2006, which were valued at $12.77 per share. These shares vest equally over three years beginning on March 1, 2007. On January 26, 2007, Mr. MacLennan was granted an additional 10,000 shares of restricted stock, which were valued at $12.84 per share. These shares vest equally over three years beginning on January 26, 2008. On January 22, 2008, Mr. MacLennan was granted an additional 10,000 shares of restricted stock, which were valued at $8.90 per share. These shares vest equally over two years beginning on January 22, 2009.

c.	Mr. Ellis was granted 3,881 restricted shares of our common stock on January 31, 2006, which was valued at $12.88 per share. These shares vested immediately, but Mr. Ellis was prohibited from selling these shares for a period of one year. On January 26, 2007, Mr. Ellis was granted an additional 10,000 shares of restricted stock, which were valued at $12.84 per share. These shares vest equally over three years beginning on January 26, 2008. On January 22, 2008, Mr. Ellis was granted an additional 10,000 shares of restricted stock, which were valued at $8.90 per share. These shares vest equally over two years beginning on January 22, 2009.

d.	Ms. Cohen was granted 388 restricted shares of our common stock on January 31, 2006, which was valued at $12.88 per share. These shares vested immediately, but Ms. Cohen was prohibited from selling these shares for a period of one year. On January 26, 2007, Ms. Cohen was granted an additional 3,000 shares of restricted stock, which were valued at $12.84 per share. These shares vest equally over three years beginning on January 26, 2008. On January 22, 2008, Ms. Cohen was granted an additional 3,000 shares of restricted stock, which were valued at $8.90 per share. These shares vest equally over two years beginning on January 22, 2009.

e.	On January 22, 2008, Mr. Kelly was granted 3,000 shares of restricted stock, which were valued at $8.90 per share. These shares vest equally over two years beginning on January 22, 2009.

f.	On January 26, 2007, Mr. McGrath was granted 4,000 shares of restricted stock, which were valued at $12.84 per share. These shares were scheduled to vest equally over three years beginning on January 26, 2008. Mr. McGrath forfeited all of his unvested restricted stock when he resigned on November 13, 2008.

(7)	The value of option awards reported above for Mr. Ellis, Ms. Cohen and Mr. Kelly represent the related stock compensation expense recorded by us in accordance with SFAS 123R for options awarded during the calendar year 2005. We calculate option expense based upon the Black-Scholes-Merton model. See Footnotes 1 and 2 of our financial statements contained in our Form 10-K for 2008 for a discussion of the assumptions used in the valuation of these options.

(8)	“All Other Compensation” includes employer contributions for basic life insurance, medical, dental, and long term disability premiums paid by us on the employees’ behalf as well as 401(k) matching contributions paid by us, where applicable. All employees are treated similarly under the following plans except for the Executive LTD:

Name	401(k) Match	Medical	Dental	Exec LTD	Basic Life	Totals

Peter T. Cyrus	—	—	—	$800	—	$800
James A. MacLennan	$7,762	$4,263	$187.14	$800	$585	$13,597
Daniel E. Ellis	$8,028	$7,205	$254.04	$800	$540	$16,827
Donna B. Cohen	$7,950	—	—	$752	—	$8,703
Joseph F. Kelly	$7,681	$7,205	$254.04	$674	$309	$16,122
James R. McGrath	$2,598	$6,304	$236.90	$700	$433	$10,273

GRANTS OF PLAN-BASED AWARDS FOR 2008

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2008 to our NEOs.

								All Other
								Stock
								Awards:	Grant Date
								Number of	Fair Value of
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Shares of	Stock and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(1)			Stock or	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)	(2)(3)

Edward J. Rohling	—	—	—	—	—	—	—	—	—
Peter T. Cyrus	—	—	—	—	—	—	—	—	—
									126,500
James A. MacLennan	1/22/2008	—	140,000	—	44,275	126,500	—	10,000	89,000
									116,000
Daniel E. Ellis	1/22/2008	—	126,500	—	40,600	116,000	—	10,000	89,000
									41,675
Donna B. Cohen	1/22/2008	—	56,438	—	14,586	41,675		3,000	6,700
									36,500
Joseph F. Kelly	1/22/2008	—	57,000	—	12,715	36,500	—	3,000	26,700
									75,500
James R. McGrath	1/22/2008	—	90,000	—	26,425	75,500	—	10,000	89,000

(1)	Participants under the Amended and Restated EIP have an opportunity to earn both cash and equity incentive awards. Cash awards are dependent upon our performance versus predefined net operating income and corporate overhead goals. There is no minimum or guaranteed cash amount payable because we must achieve 90% of our target net operating income for cash awards to be earned. There is also no maximum cash amount payable. Participants may also earn equity awards, the amount of which is dependent upon the same net operating income and corporate overhead goals as set forth above relating to incentive cash compensation. Additionally, the amount of equity incentive compensation depends upon our stock price performance versus an industry group of companies. The threshold amount of each participant’s equity award is 35% of target. This represents the portion of the equity award that is earned solely based on remaining an employee through the date the Compensation Committee determines awards under the plan. For additional information about the Amended and Restated EIP, see the Compensation Discussion and Analysis above. Stock awards made pursuant to the Amended and Restated EIP have a two year vesting period.

(2)	The grant date fair value of the equity awards that may be earned under the Amended and Restated EIP is shown at target value. On February 2, 2009, the Compensation Committee reviewed our 2008 performance in accordance with the plan’s guidelines and determined that each NEO participating in the plan as of December 31, 2008 was entitled to an equity award valued as follows:

a. James A. MacLennan — $147,458

b. Daniel E. Ellis — $135,218

c. Donna B. Cohen — $48,580

d. Joseph F. Kelly — $42,547

(3)	The grant date fair value of the restricted stock awards made on January 22, 2008 was determined by multiplying the number of shares granted by $8.90, which was the closing price of our common stock on that date.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008 with respect to our NEOs.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards;
								Plan	Market
								Awards;	or Payout
			Equity				Market	Number	Value of
			Incentive			Number of	Value of	of	Unearned
			Plan			Shares	Shares or	Unearned	Shares,
			Awards;			or Units	Units of	Shares,	Units or
	Number of	Number of	Number of			of Stock	Stock	Units or	Other
	Securities	Securities	Securities			That	That	Other	Rights
	Underlying	Underlying	Underlying			Have	Have	Rights	That
	Unexercised	Unexercised	Unexercised	Option	Option	Not	Not	That Have	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Vested	Vested	Not	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	($)(6)	Vested (#)(7)	($)(7)

Edward J. Rohling	—	—	—	—	—	—	—	—	—
Peter T. Cyrus	—	—	—	—	—	—	—	—	—
James A. MacLennan(1)	—	—	—	—	—	28,334	60,351	—	126,500
Daniel E. Ellis(2)	8,333	—	—	15.21	9/5/2013	—	—	—	—
	27,500	—	—	10.52	6/25/2014	—	—	—	—
	27,500	—	—	9.05	5/9/2015	—	—	—	—
	—	—	—	—	—	16,667	35,501	—	116,000
Donna B. Cohen(3)	5,000	—	—	10.31	9/26/2015	—	—	—	—
						5,000	10,650	—	41,675
Joseph F. Kelly(4)	833			15.21	9/5/2013
	834			10.52	6/25/2014
	1,666			9.05	5/9/2015
						3,500	7,455	—	36,500
James R. McGrath(5)	—	—	—	—	—	—	—	—	—

(1)	On January 26, 2007, Mr. MacLennan was granted 10,000 shares of restricted stock. One third of these shares vested on January 26, 2008. On January 22, 2008, Mr. MacLennan was granted an additional 10,000 shares of restricted stock vesting over a two year period. None of these shares had vested as of December 31, 2008. The remaining 11,667 unvested shares relate to the signing bonus of 35,000 shares granted to Mr. MacLennan upon his hiring on March 1, 2006. One-third of these shares each vested on March 1, 2007 and 2008.

(2)	The exercise price of all of Mr. Ellis’ options was above the closing price of our common stock on December 31, 2008, which was $2.13 per share. On January 26, 2007, Mr. Ellis was granted 10,000 shares of restricted stock. One third of these shares vested on January 26, 2008. On January 22, 2008, Mr. Ellis was granted an additional 10,000 shares of restricted stock vesting over a two year period. None of these shares had vested as of December 31, 2008.

(3)	The exercise price of Ms. Cohen’s options was above the closing price of our common stock on December 31, 2008, which was $2.13 per share. On January 26, 2007, Ms. Cohen was granted 3,000 shares of restricted stock. One third of these shares vested on January 26, 2008. On January 22, 2008, Ms. Cohen was granted an additional 3,000 shares of restricted stock vesting over a two year period. None of these shares had vested as of December 31, 2008.

(4)	The exercise price of all of Mr. Kelly’s options was above the closing price of our common stock on December 31, 2008, which was $2.13 per share. On March 30, 2007, Mr. Kelly was granted 750 shares of restricted stock. One third of these shares vested on March 30, 2008. On January 22, 2008, Mr. Kelly was granted an additional 3,000 shares of restricted stock vesting over a two year period. None of these shares had vested as of December 31, 2008.

(5)	Mr. McGrath relinquished all outstanding unvested equity awards upon his resignation on November 13, 2008.

(6)	The market value of all unvested stock awards reported in the table above was derived by multiplying the number of unvested shares by the closing price of our common stock on December 31, 2008, which was $2.13 per share.

(7)	The market value of unearned equity incentive plan awards represents the 2008 target equity incentive awards (which is set as a dollar value) under the Amended and Restated EIP. The actual earned awards were not calculable as of December 31, 2008. On February 2, 2009, the Compensation Committee reviewed our 2008 performance in accordance with the plan’s guidelines and determined that each NEO participating in the plan as of December 31, 2008 was entitled to an equity award valued as follows:

a. James A. MacLennan — $147,458

b. Daniel E. Ellis — $135,218

c. Donna B. Cohen — $48,580

d. Joseph F. Kelly — $42,547

The Compensation Committee’s approval of the equity awards was subject to ratification by the full Board of Directors. The Board ratified the Compensation Committee’s determination at a meeting held on February 4, 2009 and the shares were granted on that date. The shares granted will be reflected in this table for 2009.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table sets forth certain information with respect to stock that vested during the fiscal year ended December 31, 2008 with respect to our NEOs. No options were exercised by the NEOs in 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Edward J. Rohling(1)	—	—	15,000	133,650
Peter T. Cyrus	—	—	—	—
James A. MacLennan(2)	—	—	15,000	135,866
Daniel E. Ellis(3)	—	—	3,333	29,230
Donna B. Cohen(4)	—	—	1,000	8,770
Joseph F. Kelly(5)	—	—	380	3,924
James R. McGrath(6)	—	—	1,333	11,690

(1)	Mr. Rohling’s shares reported above are comprised of 5,000 shares of restricted stock that vested on January 26, 2008 pursuant to the terms of a restricted stock award originally granted on January 26, 2007 and 10,000 shares of restricted stock that vested pursuant to the Separation and Release agreement entered into between us and Mr. Rohling on January 29, 2008. The shares that vested on January 26, 2008 were valued at $8.77 per share, the closing price of our stock on the first business day after the shares vested. The shares that vested on January 29, 2008 were valued at $8.98 per share, which was the closing price of our common stock on that date.

(2)	Mr. MacLennan was granted 35,000 shares of restricted stock upon his hiring on March 1, 2006. These shares vest over three years commencing on March 1, 2007. The shares referenced above include the vesting of one-third of the 35,000 shares, which occurred on March 1, 2008. On January 26, 2008, Mr. MacLennan vested in 3,333 shares of restricted stock that were originally granted on January 26, 2007. The shares that vested on January 26, 2008 were valued at $8.77 per share, the closing price of our common stock on the first business day after the shares vested. The shares that vested on March 1, 2008 were valued at $9.14 per share, which was the closing price of our common stock on the first business day after the vesting date.

(3)	On January 26, 2008, Mr. Ellis vested in 3,333 shares of restricted stock that were originally granted on January 26, 2007. The closing price of the shares on the first business day after the vesting date was $8.77 per share.

(4)	On January 26, 2008, Ms. Cohen vested in 1,000 shares of restricted stock that were originally granted on January 26, 2007. The closing price of the shares on the first business day after the vesting date was $8.77 per share.

(5)	On January 31, 2008, Mr. Kelly vested in 130 shares of restricted stock that were originally granted on January 31, 2006. The closing price of the shares on the vesting date was $8.74 per share. On March 30, 2008, Mr. Kelly vested in 250 shares of restricted stock that were originally granted on March 30, 2007. The closing price of these shares on the first business day after the vesting date was $11.15 per share.

(6)	On January 26, 2008, Mr. McGrath vested in 1,333 shares of restricted stock that were originally granted on January 26, 2007. The closing price of the shares on the first business day after the vesting date was $8.77 per share.

Change-in-Control and Severance Payments

Each of our NEO’s, with the exception of Mr. Cyrus, is a party to an employment agreement with us. Each of these agreements contains certain key definitions, which are as follows:

“Cause” means:

•	Willful refusal to follow the lawful direction of the CEO and/or the person to whom the employee reports or the employee’s material failure to perform his/her duties (other than by reason of disability) in either case, only after the employee has been given written notice by the CEO and/or the person to whom the employee reports detailing the directives the employee has refused to follow or the duties the employee has failed to perform and been given at least thirty (30) days to cure;

•	Material and willful failure to comply with our policies as applied to employees, only after the employee has been given written notice by the CEO and/or the person to whom the employee reports detailing the policies with which the employee failed to comply and been given at least thirty (30) days to cure;

•	Engaging in any of the following conduct:

1. an act of fraud or dishonesty that materially harms us or our affiliates;

2. a felony or any violation of any federal or state securities law or the employee being enjoined from violating any federal or state securities law or being determined to have violated any such law;

3. gross negligence in connection with any of our properties or activities and our subsidiaries and affiliates, and successors;

4. repeated and intemperate use of alcohol or illegal drugs after written notice from the CEO and/or the person to whom the employee reports;

5. material breach of any of the employee’s obligations under the agreement (other than by reason of physical or mental illness, injury or condition), but only after the employee has been given written notice of the breach by the CEO and/or the person to whom the employee reports and has been given at least thirty (30) days to cure;

6. becoming barred or prohibited by the SEC from holding the employee’s position with us.

“Good Reason” shall exist if:

•	We, without the employee’s written consent,

1. take any action which results in the material reduction of the employee’s then current duties or responsibilities;

2. reduce the benefits to which the employee is entitled to on the effective date of the agreement, unless a similar reduction is made for other executive employees;

3. commit a material breach of the agreement; or

4. require the employee to relocate more than fifty (50) miles from the location of our home office on the effective date of the agreement (with the exception of Mr. Kelly, where he is required to relocate more than fifty (50) miles from the location of where he provides services to us on the effective date of his employment agreement).

In order for a resignation for “Good Reason” to become effective, the following must occur:

•	the employee must provide written notice to us of such action and provide us with thirty (30) days to remedy such action (the “Cure Period”);

•	we fail to remedy such action within the Cure Period; and

•	the employee must resign within ten (10) days of the expiration of the Cure Period.

Good Reason shall not include any isolated, insubstantial or inadvertent action that:

•	is not taken in bad faith; and

•	is remedied by the company within the Cure Period.

For Mr. MacLennan and Mr. Ellis only, our loss of its status as a company obligated to file periodic reports under the Securities Exchange Act of 1934 shall also constitute “Good Reason” in the event of a change-in-control of the company.

“Change-in-Control” means the first of the following to occur after the date of the employment agreement:

•	when, any person (other than the company, any subsidiary of the company, any employee benefit plan of the company or any subsidiary of the company, or any person or entity organized, appointed or established by the company or any subsidiary of the company for or pursuant to the terms of any such plan), alone or together with its affiliates or associates, shall become the beneficial owner of 40 percent or more of the then outstanding shares of common stock or the combined voting power of the company;

•	when, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the company, and any new director (other than a director who is a representative or nominee of an acquiring person) whose election by the Board of Directors or nomination for election by the company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors;

•	the consummation of a merger or consolidation of the company with any other corporation, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent of such surviving entity) at least a majority of the combined voting power of the company, such surviving entity, or the parent of such surviving entity outstanding immediately after such merger or consolidation;

•	the consummation of a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all of the company’s assets, other than a sale of all or substantially all of the company’s assets to a transferee, the majority of whose voting securities are held by the company; or

•	when the stockholders of the company approve an agreement for the sale or disposition by the company of all of substantially all or the company’s assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the company’s common stock stockholders in substantially the same proportions as the owners of the company’s common stock before such transaction or series of transactions.

TERMINATION OR CHANGE-IN-CONTROL PAYMENTS

The following table shows the payments upon termination or change-in-control that each of our NEOs would have received had a termination occurred on December 31, 2008 under each of the following scenarios:

		Before	After
		Change-in-	Change-in-
		Control	Control
		Termination	Termination
		w/o Cause or	w/o Cause
		for Good	or for Good	Voluntary			Change-in-
Name	Benefit	Reason	Reason	Termination	Death	Disability	Control

Peter T. Cyrus	Severance Payable Under Employment Agreement	—	—	—	—	—	—
	Acceleration of Stock Vesting	—	—	—	—	—	—
	Benefit Plans	—	—	—	—	—	—
	Bonus Award under Revised EIP	—	—	—	—	—	—
	CIC Completion Bonus	—	—	—	—	—	—
	Excise Tax Gross Up	—	—	—	—	—	—

James A. MacLennan	Severance Payable Under Employment Agreement(1)	$475,006	$950,012	—	$475,006	$475,006	—
	Acceleration of Stock Vesting(2)	60,351	60,351	—	60,351	60,351	60,351
	Benefit Plans(3)	8,481	16,962	—	8,481	8,481	—
	Bonus Award under Revised EIP(4)	266,500	—	—	266,500	266,500	—
	CIC Completion Bonus(5)	—	—	—	—	—	592,156
	Excise Tax Gross Up	—	635,543	—	—	—	—

Daniel E. Ellis	Severance Payable Under Employment Agreement(6)	450,006	900,012	—	450,006	450,006	—
	Acceleration of Stock Vesting(7)	35,501	35,501	—	35,501	35,501	35,501
	Benefit Plans(8)	13,998	27,996	—	13,998	13,998
	Bonus Award under Revised EIP(9)	242,500	—	—	242,500	242,500
	CIC Completion Bonus(10)	—	—	—	—	—	542,661
	Excise Tax Gross Up	—	658,265	—	—	—	—

Donna B. Cohen	Severance Payable Under Employment Agreement(11)	118,812	237,623	—	118,812	118,812	—
	Acceleration of Stock Vesting(12)	10,650	10,650	—	10,650	10,650	10,650
	Benefit Plans	—	—	—	—	—	—
	Bonus Award under Revised EIP(13)	98,113	—	—	98,113	98,113	—
	CIC Completion Bonus(14)	—	—	—	—	—	106,265
	Excise Tax Gross Up	—	—	—	—	—	—

		Before	After
		Change-in-	Change-in-
		Control	Control
		Termination	Termination
		w/o Cause or	w/o Cause
		for Good	or for Good	Voluntary			Change-in-
Name	Benefit	Reason	Reason	Termination	Death	Disability	Control

Joseph F. Kelly	Severance Payable Under Employment Agreement(15)	176,250	176,250	—	176,250	176,250	—
	Acceleration of Stock Vesting(16)	17,040	17,040	—	17,040	17,040	—
	Benefit Plans(17)	8,785	8,785	—	8,785	8,785	—
	Bonus Award under Revised EIP(18)	93,500	93,500	—	93,500	93,500	—
	CIC Completion Bonus	—	—	—	—	—	—
	Excise Tax Gross Up	—	—	—	—	—	—

1.	Mr. MacLennan’s severance benefit under his employment agreement equals his annual base salary plus $150,006. His severance benefit is doubled in the event his employment terminates in connection with a change-in-control.

2.	Assumes acceleration of all unvested equity awards based upon the closing price of our common stock on December 31, 2008.

3.	Mr. MacLennan is entitled to reimbursement of COBRA premiums for 12 months, except in the case of a termination associated with a change-in-control, in which case he is entitled to reimbursement of COBRA premiums for 24 months.

4.	Assumes cash and equity target awards are paid pursuant to the Amended and Restated EIP as actual awards are not calculable as of December 31, 2008. On February 4, 2009, Mr. MacLennan received an equity award valued at $147,457 for 2008 performance pursuant to the Amended and Restated EIP.

5.	Mr. MacLennan was entitled to receive a “change-in-control completion bonus” if a change-in-control were to have taken place on or before December 31, 2008. This potential bonus included his annual base salary plus $150,006. In addition, he was entitled to receive 55,000 shares of restricted stock. Mr. MacLennan’s entitlement to the “change-in-control completion bonus” expired on December 31, 2008.

6.	Mr. Ellis’severance benefit under his employment agreement equals his annual base salary plus $150,006. His severance benefit is doubled in the event his employment terminates in connection with a change-in-control.

7.	Assumes acceleration of all unvested equity awards based upon the closing price of our common stock on December 31, 2008.

8.	Mr. Ellis is entitled to reimbursement of COBRA premiums for 12 months, except in the case of a termination associated with a change-in-control, in which case he is entitled to reimbursement of COBRA premiums for 24 months.

9.	Assumes cash and equity target awards are paid pursuant to the Amended and Restated EIP as actual awards are not calculable as of December 31, 2008. On February 4, 2009, Mr. Ellis received an equity award valued at $135,218 for 2008 performance pursuant to the Amended and Restated EIP.

10.	Mr. Ellis was entitled to receive a “change-in-control completion bonus” if a change-in-control were to have taken place on or before December 31, 2008. This potential bonus included his annual base salary plus $150,006. In addition, he was entitled to receive 43,500 shares of restricted stock. Mr. Ellis’ entitlement to the “change-in-control completion bonus” expired on December 31, 2008.

11.	Ms. Cohen’s severance benefit under her employment agreement equals 50% of her annual base salary plus $25,001. Her severance benefit is doubled in the event her employment terminates in connection with a change-in-control.

12.	Assumes acceleration of all unvested equity awards based upon the closing price of our common stock on December 31, 2008.

13.	Assumes cash and equity target awards are paid pursuant to the Amended and Restated EIP as actual awards are not calculable as of December 31, 2008. On February 4, 2009, Ms. Cohen received an equity award valued at $48,579 for 2008 performance pursuant to the Amended and Restated EIP.

14.	Ms. Cohen was entitled to receive a “change-in-control completion bonus” if a change-in-control were to have taken place on or before December 31, 2008. This potential bonus included 25% of her annual base salary plus $12,500. In addition, she was entitled to receive 22,000 shares of restricted stock. Ms. Cohen’s entitlement to the “change-in-control completion bonus” expired on December 31, 2008.

15.	Mr. Kelly’s severance benefit under his employment agreement equals 75% of his annual base salary.

16.	Assumes acceleration of all unvested equity awards based upon the closing price of our common stock on December 31, 2008.

17.	Mr. Kelly is entitled to reimbursement of COBRA premiums for 8 months.

18.	Assumes cash and equity target awards are paid pursuant to the Amended and Restated EIP as actual awards are not calculable as of December 31, 2008. On February 4, 2009, Mr. Kelly received an equity award valued at $42,546 for 2008 performance pursuant to the Amended and Restated EIP.

Departures of Named Executive Officers During 2008

Mr. Rohling and Mr. McGrath resigned prior to December 31, 2008. For a description of their severance benefits please see the discussion in our Compensation Disclosure and Analysis above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter.

Management is responsible for our internal controls and financial reporting process. Our independent auditors are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee has general responsibility for oversight of the accounting and financial processes of Lodgian and its subsidiaries, including oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the qualification and independence of our auditors and the performance of our internal audit function and independent auditors.

In this context, the Audit Committee has met and held discussions with management and our independent auditors. Management reported to the Audit Committee that our consolidated financial statements for the 2008 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with management and our independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communication with the audit committee concerning independence, and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors, other than audit services, is compatible with maintaining the independent auditors’ independence and compliance with applicable laws and regulations as well as the rules of AMEX.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and that they be filed with the Securities and Exchange Commission.

Submitted by,

Michael J. Grondahl, Chairman
Stewart J. Brown
Paul J. Garity

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On May 13, 2008, a Lodgian subsidiary acquired an interest in a ground lease related to the Holiday Inn in Glen Burnie, Maryland from WIH Hotels LLC (“WIH”) in an arm’s length transaction. WIH is an affiliate of BRY/HY Funding LLC, which owns 6.1% of our common stock. WIH and BRY/HY Funding LLC are entities owned by funds managed by affiliates of The Blackstone Group. The purchase price for the interest in the ground lease was $600,000. The transaction was approved in advance by our Audit Committee pursuant to our Statement of Policy with Respect to Related Party Transactions, which is described below.

Our Policy on Business Ethics addresses any conflicts of interests on the part of any employees or directors that might cast doubt on an employee’s or director’s ability to act objectively. In addition to setting guidelines, the Policy on Business Ethics provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict made by our chief executive officer. Further, all related party transactions involving our directors or executive officers are reviewed by the Audit Committee, in accordance with the AMEX corporate governance rules.

In 2008, our Board of Directors adopted a written Statement of Policy with Respect to Related Party Transactions that governs transactions between the Company and (i) a senior officer or director of the Company, (ii) a stockholder owning in excess of 5% of the Company, (iii) a person who is an immediate family member of a senior officer or director, or (iv) an entity which is owned or controlled by someone listed in clauses (i), (ii) or (iii) above, or an entity in which someone listed in clauses (i), (ii), or (iii) above has a substantial ownership interest or control of such entity. Under this Statement of Policy, (i) the Audit Committee must approve or ratify a related party transaction and must determine that the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the related party transaction must be approved by the disinterested members of the Board of Directors, and (iii) if the related party transaction involves compensation, it must be approved by the Compensation Committee. The Statement of Policy also provides that, where a significant opportunity is presented to our management or a member of the Board of Directors that may equally be available to us, before such opportunity may be consummated, such opportunity must be presented to the Board of Directors for consideration.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and 10% stockholders to file reports of ownership and reports of changes in ownership of the common stock and other equity securities with the Securities and Exchange Commission. Directors, executive officers and 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us, we believe that during 2008, all applicable directors, executive officers and 10% stockholders filed all required Section 16(a) forms on a timely basis.

PROPOSAL 2
AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK
SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK

General

Our Board of Directors has approved, and recommended that our stockholders approve, a proposal to permit the Board of Directors to file a certificate of amendment to our Certificate of Incorporation, in substantially the form attached hereto as Appendix A, to effect the Reverse Stock Split of the outstanding shares of our common stock at one of the following ratios: 1-for-5, 1-for-5 1/2, 1-for-6, 1-for-6 1/2, 1-for-7, 1-for-7 1/2, 1-for-8, 1-for-8 1/2, 1-for-9, 1-for-9 1/2 or 1-for-10.

If you approve the Reverse Stock Split, you would be approving each of the foregoing ratios and authorizing our Board of Directors to select, in its sole discretion, which of those ratios is appropriate. The Board of Directors would effect the Reverse Stock Split by filing the certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to which, as appropriate, every 5, 5 1/2, 6, 6 1/2, 7, 7 1/2, 8, 8 1/2, 9, 9 1/2, or 10 shares of our outstanding common stock would be combined into one share of our common stock.

The Reverse Stock Split will not alter the total number of shares of common stock authorized for issuance, but will reduce the number of shares of common stock issued and outstanding. As a result, the Reverse Stock Split will have the effect of creating additional authorized and unreserved shares of our common stock.

Purpose of the Reverse Stock Split

The purpose of the Reverse Stock Split is to increase the trading price per share of our common stock. We believe that the increased market price of our common stock expected as a result of implementing the Reverse Stock Split may encourage interest and trading in our common stock and may be beneficial to us in connection with our refinancing efforts. In addition, because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Furthermore, we have a significant number of stockholders who own only a small number of shares and will only be entitled to receive cash in connection with the Reverse Stock Split. As a result, such stockholders will cease to be stockholders of the Company and there will be a reduction in the number of our stockholders. We believe that such a reduction will allow us to more cost effectively manage our stockholder base. Accordingly, our Board of Directors believes that the Reverse Stock Split is in the best interests of Lodgian and its stockholders.

We cannot assure you, however, that the Reverse Stock Split, if implemented, will have the desired effect of raising the price of our common stock over the long term. The effect the Reverse Stock Split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. In addition, the liquidity of our common stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split.

Our Board of Directors, in its sole discretion, may elect to effect any one (but not more than one) of the 11 reverse split ratios upon receipt of stockholder approval, or none of them if our Board of Directors determines in its sole discretion not to proceed with the Reverse Stock Split. We believe that the availability of the 11 alternative reverse split ratios will provide the Board of Directors with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining which of the 11 alternative reverse stock split ratios to implement, if any, following the receipt of stockholder approval, our Board of Directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•	which of the alternative Reverse Stock Split ratios would result in the greatest overall reduction in our administrative costs; and

•	prevailing general market and economic conditions.

Effects of the Reverse Stock Split

On the effective date of the proposed Reverse Stock Split, each stockholder will own a reduced number of shares of our common stock. Every 5, 5 1/2, 6, 6 1/2, 7, 7 1/2, 8, 8 1/2, 9, 9 1/2, or 10 shares of our common stock, as appropriate, that a stockholder owns will be combined and converted into a single share. Except for any changes that result from the treatment of fractional shares as discussed below, the completion of the Reverse Stock Split alone would not affect any stockholder’s proportionate equity interest in Lodgian. For example, a stockholder who owns a number of shares that, prior to the Reverse Stock Split, represented 1% of our outstanding shares would continue to own 1% of our outstanding shares after the Reverse Stock Split.

Our Board of Directors does not intend to use the Reverse Stock Split as a part of or first step in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended.

The table below illustrates the approximate percentage reduction in the outstanding shares of our common stock as a result of the Reverse Stock Split, the approximate number of shares of our common stock that would remain outstanding following the Reverse Stock Split, the approximate number of shares of our common stock that would remain authorized following the Reverse Stock Split and the approximate number of shares of common stock that would remain authorized but unissued following the Reverse Stock Split for each of the possible ratios. The information in the following table is based on the 21,690,330 shares of common stock outstanding as of March 2, 2009.

					Post-Split
					Common
	Percentage				Stock
	Reduction in	Common	Common	Common	to be
	the	Stock	Stock	Stock	Authorized
	Outstanding	Outstanding	Authorized	Authorized	but Unissued
	Shares of	after the	Before the	After the	After the
Reverse Stock	Common	Reverse	Reverse	Reverse	Reverse Stock
Split	Stock	Stock Split	Stock Split	Stock Split	Split

1 for 5	80%	4,338,066	60,000,000	60,000,000	55,661,934
1 for 5 1/2	82%	3,943,696	60,000,000	60,000,000	56,056,304
1 for 6	83%	3,615,055	60,000,000	60,000,000	56,384,945
1 for 6 1/2	85%	3,336,973	60,000,000	60,000,000	56,663,027
1 for 7	86%	3,098,618	60,000,000	60,000,000	56,901,382
1 for 7 1/2	87%	2,892,044	60,000,000	60,000,000	57,107,956
1 for 8	88%	2,711,291	60,000,000	60,000,000	57,288,709
1 for 8 1/2	88%	2,551,803	60,000,000	60,000,000	57,448,197
1 for 9	89%	2,410,036	60,000,000	60,000,000	57,589,964
1 for 9 1/2	89%	2,283,192	60,000,000	60,000,000	57,716,808
1 for 10	90%	2,169,033	60,000,000	60,000,000	57,830,967

Effect of the Reverse Stock Split on Options and Warrants

On the effective date of the Reverse Stock Split, all outstanding options, warrants and future rights to acquire common stock will be adjusted to reflect the Reverse Stock Split. The number of shares subject to our outstanding options and warrants will be reduced in the same ratio as the reduction in the outstanding shares, rounded to the nearest whole share in the case of options and to the nearest 1/100th of a share in the case of warrants. The per share exercise price of those options and warrants also will be increased in direct proportion to the Reverse Stock Split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options and warrants will remain unchanged (subject to the rounding of shares).

Potential Anti-Takeover Effect

The increase in the number of authorized shares of common stock that are not issued or outstanding or reserved for issuance pursuant to the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of Lodgian with another company). The Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. Other than as set forth herein, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to acquire control of Lodgian.

Treatment of Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive a fractional share of our common stock as a consequence of the Reverse Stock Split, upon surrender to the exchange agent of the certificates representing such fractional shares, will instead be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing sale price of our common stock on the business day immediately preceding the effective date of the Reverse Stock Split as reported on the NYSE Alternext US by (b) the number of shares of our common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

Exchange of Stock Certificates

The combination of, and reduction in, the number of our outstanding shares as a result of the Reverse Stock Split will occur automatically on the date that the amendment to the Certificate of Incorporation effectuating the Reverse Stock Split is filed with the Secretary of State of the State of Delaware (referred to as the effective date), without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the Reverse Stock Split are physically surrendered for new stock certificates.

As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates or shares of our common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our common stock such stockholder is entitled to receive as a result of the Reverse Stock Split. Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our common stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each stockholder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she holds as a result of the Reverse Stock Split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.01 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The amounts of net income or loss per common share and net book value per common share will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to our proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the Reverse Stock Split. It addresses only stockholders who hold our common stock as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-Reverse Stock Split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

A stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged.

A holder of the pre-Reverse Stock Split shares who receives cash will generally be treated as having exchanged a fractional share interest for cash in a redemption by us. The amount of any gain or loss will be equal to the difference between the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and the cash received.

Required Vote and Board Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date will be required to approve the amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

The Board of Directors recommends that you vote FOR the amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

PROPOSAL 3
THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to stockholder approval, the Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP, our independent registered public accounting firm, to serve in this capacity for the fiscal year ending December 31, 2009. Deloitte & Touche LLP has served as Lodgian’s independent registered public accounting firm for each of the fiscal years ended December 31, 2002 through 2008. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders. We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2007 and 2008 and for the reviews of our financial statements included in our Quarterly Reports on Form 10-Q for the respective years total $1,216,740 and $777,600, respectively.

Audit-Related Fees

Deloitte & Touche LLP provided other audit-related services for assurance and related services during the fiscal years ended December 31, 2007 and 2008. The aggregate fees billed or expected to be billed for these services total $125,000 and $75,600 respectively.

Tax Fees

During the fiscal year ended December 31, 2007, Deloitte & Touche LLP also provided services related to sales, use and property tax compliance. The aggregate fees for these services totaled $105,001. Deloitte & Touche LLP did not provide any tax services during 2008.

All Other Fees

There were no other fees billed by Deloitte & Touche LLP for any other services for the fiscal years ended December 31, 2007 and 2008.

Audit Committee Approval

All fees paid to Deloitte & Touche LLP in 2008 and all services performed were approved by the Audit Committee in accordance with the Audit Committee’s Charter.

Consideration of Non-Audit Services Provided by the Independent Auditors

The Audit Committee has pre-approved authority for all non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors.

Vote Required and Board Recommendation

Approval of the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2009 will require the affirmative vote of a majority of the total number of shares of common stock represented in person or by proxy at the annual meeting and entitled to vote.

The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as Lodgian’s independent registered public accounting firm for the year ending December 31, 2009.

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, as far as is known by the Board, no matters are to be brought before the meeting except Proposal 1, Proposal 2 and Proposal 3 as described in the Notice of Annual Meeting of Stockholders. However, as to any other business which may properly come before the meeting, it is intended that the proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of Lodgian’s 2008 Annual Report to Stockholders, including audited financial statements, was mailed to all of our stockholders as of the record date, along with this proxy statement. The Annual Report to Stockholders, however, is not part of the proxy soliciting material. ADDITIONAL COPIES OF THE ANNUAL REPORT TO STOCKHOLDERS AND COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, FROM LODGIAN OR ARE AVAILABLE ON OUR WEBSITE, WWW.LODGIAN.COM. ANY REQUESTS FOR COPIES SHOULD BE DIRECTED TO LODGIAN, INC., 3445 PEACHTREE ROAD, N.E., SUITE 700, ATLANTA, GEORGIA 30326. ATTENTION: INVESTOR RELATIONS DEPARTMENT.

SOLICITATION OF PROXIES

The proxy accompanying this proxy statement is solicited by our Board of Directors. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by electronic mail, mail, facsimile, telephone or messenger. We may reimburse brokers and other persons holding shares in their names or in the name of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners.

STOCKHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

Rules of the Securities and Exchange Commission require that we receive any proposal by our stockholders for inclusion in our proxy materials for the 2010 annual meeting of stockholders no later than          2009. However, if the 2010 annual meeting date changes by more than 30 days from the date of the 2009 annual meeting date, then the proposal must be submitted a reasonable time before we begin to print and send our proxy materials for the 2010 annual meeting. Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in the rules are met.

In addition, our Amended and Restated Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at the 2010 annual meeting of stockholders must deliver a written notice of the proposal, together with specific information relating to such stockholder’s proposal, nominee, stock ownership and identity, to our corporate secretary not earlier than January 29, 2010 and not later than March 1, 2010. However, in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever occurs first.

By order of the Board of Directors,

Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

          , 2009
Atlanta, Georgia

Appendix A

CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LODGIAN, INC.

Lodgian, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY as follows:

1.	Effective at [ : .m.], Eastern time, on [ , 2009] (the “Effective Time”) every [ ] shares of the common stock, par value $0.01 per share (“Common Stock”) issued and outstanding or held as treasury shares shall thereupon, without any action on the part of the holder thereof, be reclassified and combined into one (1) fully paid and nonassessable share of Common Stock; provided, however, that there shall be no fractional interest resulting from such change and reclassification. In the case of any holder of fewer than [ ] shares of Common Stock or any number of shares of Common Stock which, when divided by [ ], does not result in a whole number, the fractional share interest of Common Stock as a result of such change and reclassification shall be redeemed for a cash payment by the Corporation in lieu of issuance. Each holder of record of a certificate or certificates which immediately prior to the Effective Time represents outstanding shares of Common Stock (the “Old Certificates,” whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates,” whether one or more) representing the number of whole shares of Common Stock into and for which the shares of the Common Stock formerly represented by such Old Certificates so surrendered plus a cash payment in place of the fractional shares in an amount equal to the product obtained by multiplying (x) the closing price of the Common Stock on the business day immediately preceding the Effective Time as reported by the NYSE Alternext U.S. by (y) the number of shares of Common Stock the holder would have otherwise been entitled to receive as a fractional share interest. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.

2.	This amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this  day of          , 2009.

Lodgian, Inc.

By:
Name:

Title:
Attest:

Name:

Title:

A-1

PROXY

Lodgian, Inc.
3445 Peachtree Road, N.E.
Suite 700
Atlanta, Georgia 30326

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter T. Cyrus and Daniel E. Ellis, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Lodgian, Inc. that the undersigned is entitled to vote on March 12, 2009, at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on Wednesday, April 29, 2009 at the Wyndham-DFW Airport North, 4441 W. John Carpenter Freeway, Irving, Texas, 75063, or any adjournment or postponement thereof, as designated hereon and in their discretion as to other matters.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” EACH NOMINEE FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” THE AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS LODGIAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009. THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

All stockholders are invited to attend the meeting in person.

I PLAN TO ATTEND MEETING  ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 and “FOR” PROPOSALS 2 AND 3.

Proposal 1 — Election of the following Nominees as Directors:

☐	FOR all Nominees listed below (except as marked to the contrary)	☐	WITHHELD For all Nominees listed below

Nominees:  John W. Allison, W. Blair Allen, Stewart J. Brown, Peter T. Cyrus, Paul J. Garity, Michael J. Grondahl, Alex R. Lieblong and Mark S. Oei.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)

Proposal 2 —	Amendment of Second Amended and Restated Certificate of Incorporation to effect a stock split at one of the following ratios, as selected by the Board of Directors: 1-for-5, 1-for-5 1/2, 1-for-6, 1-for-6 1/2, 1-for-7, 1-for-7 1/2, 1-for-8, 1-for-8 1/2, 1-for-9, 1-for-9 1/2 or 1-for-10:

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 3 —	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009:

☐ FOR	☐ AGAINST	☐ ABSTAIN

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

Date:

Signature:

Signature if held jointly:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE